Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

RAMBUS INC.

and

CADENCE DESIGN SYSTEMS, INC.

Dated as of July 19, 2023

i

3.18	Sufficiency	43
3.19	Customers and Suppliers	43
3.20	Real Property	44
3.21	Related Party Transactions	44
3.22	Fair Consideration; No Fraudulent Conveyance	45
3.23	Trade Laws and Sanctions	45
3.24	Competition Act	45

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1	Organization and Qualification	45
4.2	Authority Relative to the Transaction Agreements	46
4.3	Consents and Approvals; No Violations	46
4.4	Litigation	46
4.5	Brokers	46
4.6	Sufficiency of Funds	46

	ARTICLE V

	ADDITIONAL AGREEMENTS

5.1	Access to Books and Records	47
5.2	Confidentiality	49
5.3	Disclosed Canadian Personal Data	50
5.4	Efforts	51
5.5	Conduct of Business	52
5.6	Updates to Schedules	54
5.7	Contacts with Suppliers and Customers	55
5.8	Public Announcements	55
5.9	Recordation of Transferred IPR	56
5.10	Company Marks	56
5.11	Inactive Contracts	56
5.12	Misallocated Assets and Liabilities	56
5.13	Notification of Certain Matters	57
5.14	Non-Competition	58
5.15	Non-Solicitation	59
5.16	Transition Services Agreement	59
5.17	Existing Licenses	59
5.18	COBRA	60
5.19	Insurance	60

	ARTICLE VI

	EMPLOYEE MATTERS COVENANTS

6.1	Employee Matters	60

	ARTICLE VII

	TAX MATTERS

7.1	Purchase Price Allocation	63
7.2	Property Taxes	64
7.3	Cooperation and Exchange of Information	64
7.4	VAT	65
7.5	Transfer Taxes	65

	ARTICLE VIII

	CONDITIONS TO OBLIGATIONS TO CLOSE

8.1	Conditions to Obligation of Each Party to Close	65
8.2	Conditions to the Buyer’s Obligation to Close	66
8.3	Conditions to the Company’s Obligation to Close	67

	ARTICLE IX

	TERMINATION

9.1	Termination	67
9.2	Effect of Termination	68
9.3	Extension; Waiver	68

	ARTICLE X

	INDEMNIFICATION

10.1	Survival of Representations, Warranties, Covenants and Agreements	69
10.2	Indemnification	69
10.3	Indemnification Procedures	72
10.4	Exclusive Remedy	73
10.5	Characterization of Indemnification Payments	73

	ARTICLE XI

	GENERAL PROVISIONS

11.1	Interpretation; Absence of Presumption	74
11.2	Headings; Definitions	74

11.3	Governing Law; Jurisdiction and Forum	75
11.4	Entire Agreement	75
11.5	No Third Party Beneficiaries	75
11.6	Further Acknowledgments	75
11.7	Expenses	76
11.8	Notices	76
11.9	Successors and Assigns	77
11.10	Amendments and Waivers	78
11.11	Severability	78
11.12	Specific Performance	78
11.13	Bulk Sale Laws	78
11.14	No Admission	78
11.15	Further Assurances	79
11.16	Counterparts	79

Exhibits

Exhibit A:	Form of Intellectual Property Matters and License Agreement
Exhibit B:	Form of Lease Assignment
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Form of Net Working Capital Statement

Schedules

Schedule 1.1-ARP	AnalogX Retention Payments
Schedule 1.1-BE	Business Employees
Schedule 1.1-BPS	Business Products and Services
Schedule 1.1-KE	Key Employees
Schedule 1.1-SC	Shared Contracts
Schedule 1.1-TIL	Transferred In-Licenses
Schedule 1.1-TL	Transferred Lease
Schedule 1.1-TTM	Transferred Marks
Schedule 1.1-TP	Transferred Patents
Schedule 1.1-TT(a)	Transferred Technology (Business Technology)
Schedule 1.1-TT(b)	Transferred Technology (Related Technology)
Schedule 2.1(a)(i)	Certain Transferred Contracts
Schedule 2.1(a)(vi)	Transferred Tangible Property
Schedule 2.1(a)(viii)	Certain Infrastructure Assets
Schedule 2.1(a)(ix)	Certain Enforced Contracts
Schedule 2.1(c)(iv)	Excluded Inventory
Schedule 2.1(c)(xv)	Other Excluded Assets
Schedule 2.9	Buyer Designees
Schedule 6.1(c)	Equity and Cash Retention Awards
Schedule 7.1	Allocation Methodology
Schedule 8.2(g)	Consents

Schedule A	Knowledge of the Buyer
Schedule B	Knowledge of the Company
Schedule C	Buyer Contact Persons

Company Disclosure Schedule

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of July 19, 2023 (this “Agreement”), is by and between Rambus Inc., a Delaware corporation (the “Company”) and Cadence Design Systems, Inc., a Delaware corporation (the “Buyer”) (each of the Company and the Buyer, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and the other Sellers collectively operate the Business;

WHEREAS, the Parties desire that, subject to the terms and conditions of this Agreement, the Buyer or a Subsidiary of the Buyer as the Buyer shall direct in writing no less than three (3) Business Days prior to the Closing (a “Buyer Designee”) shall purchase from the Sellers the Transferred Assets and the Buyer or a Buyer Designee shall assume from the Sellers the Assumed Liabilities;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Buyer to enter into this Agreement, the individuals listed on Schedule 1.1-KE (each, a “Key Employee”) will enter into an employment offer letter, and other standard employment documentation with the Buyer or one of its Subsidiaries (each, an “Offer Letter”), in each case to be effective as of the Closing in accordance with their respective terms;

WHEREAS, at the Closing, the Company, the Buyer and certain of their respective Subsidiaries shall enter into the Ancillary Agreements; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, charge, demand, action, cause of action, notice, audit, review, investigation, inquiry, suit, arbitration, indictment, litigation, hearing or other proceeding (whether civil, criminal, administrative, judicial or investigative).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such first Person.

“AnalogX Deferred Payments” means any deferred consideration payable by a Seller or its Affiliate pursuant to that certain Share Purchase Agreement, dated as of June 15, 2021, by and among Rambus Canada, AnalogX Inc., the Company and the other parties thereto, excluding the Assumed AnalogX Retention Payments.

“AnalogX Retention Payments” means the retention payments payable to the Business Employees in the amounts, on the dates and pursuant to the terms set forth on Schedule 1.1-ARP.

“Ancillary Agreements” means, collectively, the Intellectual Property Assignment, the Intellectual Property Matters Agreement, the Local Transfer Agreements, the Lease Assignment, and the Transition Services Agreement.

“Anti-Corruption Laws” means all Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any public official, commercial entity or any other Person to obtain or retain business or an improper business advantage; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Spam Laws” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and any other Laws governing spam or electronic communications, and all related binding guidance published by the Canadian Radio-television and Telecommunications Commission and Industry Canada, including all guidelines.

“Assignable Shared Contract” means all Shared Contracts which may be split and assigned in part to the Buyer or a Buyer Designee or replicated for the benefit of the Buyer or a Buyer Designee pursuant to its terms, without the consent of the counterparty thereto.

“Assumed AnalogX Retention Payment Amount” means the aggregate amount of Assumed AnalogX Retention Payments assuming all Transferred Employees are employed by the Buyer or an Affiliate of the Buyer on July 2, 2024.

“Assumed AnalogX Retention Payments” means the AnalogX Retention Payments payable on July 2, 2024 to Transferred Employees who are employed by the Buyer or an Affiliate of the Buyer on July 2, 2024.

“Business” means the design, development, manufacturing, marketing, licensing, distribution, sale, import, export, support and maintenance of the Business Products and Services as previously or currently conducted by the Company or any of its Affiliates, including all features and functionalities of the Business Products and Services under development by the Company or any of its Affiliates.

“Business Customer Contract” means any Contract to which the Company or any of its Affiliates is a party that relates to the Business and is entered into with a customer of the Company or any of its Affiliates.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in San Jose, California are required or authorized by Law to be closed.

“Business Employee” means (i) each current Employee engaged in the Business and set forth on Schedule 1.1-BE and (ii) such other current Employees primarily engaged in the Business as may be identified and otherwise mutually agreed upon by the Company and the Buyer between the signing of this Agreement and the Closing.

“Business In-License” means any Contract to which the Company or any of its Affiliates is a party and pursuant to which the Company or any of its Affiliates is authorized to use any Intellectual Property Rights or Technology of a third party or pursuant to which any third party has agreed not to enforce any Intellectual Property Right against the Company or any of its Affiliates, in each case, in connection with the Business, including all Transferred In-Licenses.

“Business Intellectual Property” means collectively (i) the Business Owned Intellectual Property, and (ii) the Intellectual Property Rights and Technology licensed under any Business In-Licenses.

“Business Owned Intellectual Property” means collectively (i) the Transferred IPR, and (ii) the Licensed Intellectual Property that are owned or purported to be owned by the Company or any of its Affiliates.

“Business Products and Services” means all SerDes PHY and memory PHY products and services designed, developed (or under development), manufactured, marketed, licensed, distributed, sold, imported, exported, supported or maintained by the Company and any of its Affiliates, including those products and services set forth on Schedule 1.1-BPS.

“Canadian Pension Plan” means any Employee Plan that is a “registered pension plan” as defined in subsection 248(1) of the Tax Act, or is otherwise subject to minimum pension standards legislation, including the Pension Benefits Act (Ontario), or another similar law of federal or provincial jurisdiction in Canada.

“Cash” means all cash, cash equivalents, deposits, bank accounts, negotiable instruments and securities held by or on behalf of the Company or any of its Affiliates.

“Closing Net Working Capital” means the value of (a) all Transferred Assets that are current assets, less the value of (b) the sum of (1) all Assumed Liabilities that are current liabilities (excluding the Assumed AnalogX Retention Payments) plus (2) 20% of the short-term and long-term deferred revenue of the Business, in each case, determined and valued at Closing in accordance with (x) the accounting methods, policies, principles, practices and procedures used in the preparation of Exhibit D and the Financial Statements (in each case, to the extent consistent with GAAP) and (y) to the extent not addressed by clause (x), GAAP. An illustrative calculation of Closing Net Working Capital as of April 30, 2023 and June 30, 2023 is attached hereto as Exhibit D.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Marks” means all Marks owned by the Company and its Affiliates that are not Transferred Marks.

“Competing Business” means any business to the extent such business designs, develops, manufactures, licenses, markets, distributes, sells, imports, exports or maintains products or services which compete with the Business as operated by the Sellers as of the Closing; provided, however, that nothing in this Agreement will prohibit or restrict the Company or any of its Affiliates from engaging in any activity required under the Transition Services Agreement and engaging in such activities shall not be considered a Competing Business.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of July 9, 2020, by and between the Company and the Buyer, as amended.

“Contract” means any legally binding (written or oral) agreement, contract, License, lease, obligation, purchase order, understanding, undertaking or other commitment or arrangement that is binding upon a Person or any of its property under applicable Law, including all amendments thereto.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Employee” means any current or former employee, officer or director of the Company or any Employing Subsidiary.

“Employee Plans” means, other than plans, policies, procedures, programs or arrangements maintained or required to be maintained by a Governmental Entity, all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, retirement, pension, supplemental retirement or pension, layoff, health, medical, life insurance, dental, accident, death benefit, disability, gratuity, termination indemnity or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance, savings plans, profit sharing or other compensatory or service-related contracts or agreements with or covering (including eligibility to participate) any Business Employee, to which any Business Employee and either the Company or any Employing Subsidiary are parties or which are maintained, contributed to or sponsored by the Company or any Employing Subsidiary for the benefit of any Business Employee (or the dependent or beneficiary thereof), other than statutory plans administered by a Governmental Entity.

“Employing Subsidiary” means a Seller, other than the Company, that employs a Business Employee.

“Environmental Claim” means any Action or written notice by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by any Seller or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law relating to pollution or protection of the environment, and protection of human health and safety as relates to exposure to Hazardous Materials, including Laws relating to the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Affiliates and that, together with the Company or any of its Affiliates, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Net Working Capital Adjustment Amount” means (i) if the Net Working Capital Target is equal to or less than the amount of the Estimated Closing Net Working Capital, zero and (ii) if the Net Working Capital Target exceeds the amount of the Estimated Closing Net Working Capital, the dollar amount of such difference (expressed as a positive number).

“Excluded Contracts” means (i) those parts of Shared Contracts (including written amendments or waivers thereto, and order forms, purchase orders and sales quotations thereunder), in each case, solely to the extent that such parts do not relate to the Business (“Excluded Contract Parts”); and (ii) Inactive Contracts.

“Excluded IPR” means (i) all Trade Secrets and Copyrights in and to the Related Technology, (ii) the Company Marks, and (iii) any Patents that are not Transferred Patents.

“Fraud” means actual common law fraud under Delaware Law.

“Fundamental Company Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority Relative to the Transaction Agreements), Section 3.3 (Company Affiliates), Section 3.4 (Consents and Approvals; No Violations), Section 3.13 (Taxes), Section 3.16 (Brokers) and Section 3.17 (Title to Assets, Properties and Rights).

“GAAP” means generally accepted accounting principles in the U.S., as in effect from time to time.

“Governmental Entity” means any national, federal, state, provincial or local, whether domestic or foreign, government, governmental entity, quasi-governmental entity, court, tribunal or any governmental bureau, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes that are regulated under Environmental Law because of their hazardous, toxic or dangerous properties or characteristics, including petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, or radon.

“Inactive Contracts” means Business Customer Contracts under which neither the Company nor its Affiliates have active delivery, support or other executory obligations regarding Business Products and Services.

“Infrastructure Assets” means the following assets (including Technology) used by the Company and its Affiliates in the general operation of its business regardless of whether such assets are also used in the operation of the Business: (i) email systems; (ii) servers; (iii) personal productivity assets, including personal computers and wireless devices; (iv) telephone and communication systems and equipment; and (v) human resource, accounting, payroll and other enterprise systems.

“Intellectual Property Assignment” means the Intellectual Property Assignment between the applicable Sellers, on the one hand, and the Buyer, on the other hand, to be entered into at the Closing in a form mutually agreed upon by the Buyer and the Company.

“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement between the Company, on the one hand, and the Buyer, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit A.

“Intellectual Property Rights” means all past, present and future intellectual property, industrial and proprietary rights and related priority rights of any kind, whether registered or unregistered, and whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including all such rights in and to: (i) Patents, (ii) trademark rights and analogous rights in and to Marks, together with all goodwill associated therewith and any registrations and applications for registration therefor, (iii) copyrights, design rights and analogous rights in works of authorship including moral rights and exclusive exploitation rights, all rights in Mask Works, and all registrations and applications therefor (“Copyrights”), (iv) trade secret rights, rights in know-how and analogous rights for the protection of other confidential, proprietary, or non-public information (“Trade Secrets”), (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Buyer” means the actual knowledge of any of the individuals set forth on Schedule A hereto, after due inquiry.

“Knowledge of the Company” means the actual knowledge of any of the individuals set forth on Schedule B hereto, after due inquiry.

“Law” means any foreign or domestic, national, supranational, federal, territorial, state, provincial or local law (including common law), statute, treaty, regulation, ordinance, rule, Order, or Permit, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity.

“Lease Assignment” means the Lease Assignment Agreement of the Transferred Lease between the applicable Seller, on the one hand, and the Buyer or a Buyer Designee, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit B.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability, by statute or regulation or otherwise arising under applicable Law, including any fines or penalties which may be levied under applicable Law, or otherwise).

“Licensed Intellectual Property” means all Intellectual Property Rights and Technology licensed to the Buyer or a Buyer Affiliate under the Intellectual Property Matters Agreement.

“Licenses” means, whether actual or contingent, all grants of licenses, ownership rights, or other Intellectual Property Rights (including where granted pursuant to or as a result of any SSO Commitments).

“Liens” means all liens, mortgages, encumbrances, pledges, claims, charges, security interests, purchase agreements, title retentions, easements, building or use restrictions, capital leases, rights of way, rights of first offer, rights of first refusal or other similar rights or restrictions on transfer.

“Local Transfer Agreement” means one or more short-form agreements for the purpose of implementing the transfer to the Buyer (or the applicable Buyer Designee) of certain of the Transferred Assets and Transferred Employees and the assignment and assumption by the Buyer (or the applicable Buyer Designee) of certain of the Assumed Liabilities located in non-U.S. jurisdictions, in such forms as may be mutually agreed upon by the Buyer and the Company, in each case, as may be reasonably necessary to comply with applicable local Law (provided that such agreements shall be consistent with the terms of this Agreement and effect such transactions in a manner designed to achieve the intended outcome of the transactions contemplated hereby).

“Losses” means all losses, costs, interest, charges, expenses (including reasonable and documented out-of-pocket (i) costs of investigation, defense and enforcement and (ii) attorneys’ fees and disbursements), Liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments, Taxes or deficiencies; provided, that “Losses” shall not include any punitive damages other than as awarded and owed to a third party by a Governmental Entity.

“Marks” means fictional business names, corporate names, trade names, logos, slogans, trade dress rights, registered and unregistered trademarks and service marks, Internet domain names, other indicators of source or origin (including social media handles).

“Material Adverse Effect” means an event, development, circumstances, fact, condition, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects, is, or is reasonably likely to be or become, materially adverse (x) to the condition (financial or otherwise), performance or results of operations of the Business, taken as a whole, or (y) on the Sellers’ ability to perform their obligations under the Transaction Agreements or consummate the transactions contemplated thereby, provided, however, with respect to clause (x), no Effect to the extent resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, exchange rates, credit markets, or financial market conditions, (ii) conditions generally affecting the industries in which the Business operates, (iii) global or national political conditions, including any hostilities, acts of war (whether or not declared), sabotage, terrorism, military actions, cyber-attacks or malware attacks or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism, military actions, cyber-attacks or malware attacks, (iv) the occurrence of any act of God or other calamity or force majeure events, including any strike, labor dispute, civil disturbance, embargo, pandemic, natural disaster, fire, flood, hurricane, tornado, or other weather event, (v) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, (vi) any failure by the Business to meet any internal or other projections or forecasts or estimates of revenue or earnings for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there is or has been a Material Adverse Effect), or (vii) the public announcement of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby (including the identity of the Buyer); provided, however, that, in the case of clauses (i) through (v), the Effect set forth therein does not disproportionately adversely affect the Business, taken as a whole, as compared to other Persons or businesses that operate in the same industries in which the Business operates (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Net Working Capital Target” means $0.

“Open Source Software” means any Software that is licensed, provided, or distributed under or otherwise subject to the terms of any open-source or similar license agreement, including any license agreement that meets the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html, or the Free Software Definition (as promulgated by the Free Software Foundation) (any such license, an “Open Source License”).

“Order” means any order, judgment, writ, injunction, stipulation, award or decree of a Governmental Entity.

“Organizational Document” means any of the following, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; and (v) the charter, memorandum and articles of association, bylaws or other similar document adopted, filed or entered into in connection with the creation, formation, governance or organization of a Person.

“Patents” means patents, pending patent applications and invention disclosures of any kind or nature (including industrial designs and utility models that are subject to statutory protection), wherever filed, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing, as well as any related counterparts and members of the same patent families to such patents and patent applications or applications filed on the basis of the invention disclosures, wheresoever issued or pending anywhere in the world.

“Permits” means all licenses, permits, franchises, approvals, business registrations, authorizations, consents or Orders of, or notices to or filings with, any Governmental Entity.

“Permitted Liens” means the following Liens: (i) statutory Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that may thereafter be paid without penalty, or that are being contested by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) Liens of landlords, lessors or renters for amounts not yet delinquent or that are being contested in good faith; (iii) Liens of carriers, warehousemen, mechanics, materialmen, laborers, workmen, repairmen and other similar Liens imposed by applicable Law arising or occurring in the ordinary course of business (x) for amounts not yet overdue or (y) for amounts due but not delinquent; (iv) Liens incurred or deposits made in the ordinary course of the Business in connection with workers’ compensation, unemployment insurance or other types of social security; (v) minor defects or imperfections of title, encroachments, easements, declarations, covenants, rights of way, restrictions and other minor charges, instruments or other similar encumbrances currently of public record, if any, which do not, individually or in the aggregate, materially affect the value of the Transferred Assets or the Business or materially detract from the use of the Transferred Assets or the conduct of the Business; (vi) any zoning, entitlement, conservation restrictions and land use restrictions and Liens arising through landlords under Real Property Leases, in each case, in respect of the Company Facilities that do not materially interfere with the use of the Company Facilities; and (vii) non-exclusive Licenses of Intellectual Property Rights or Technology entered into in the ordinary course of business.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Data” means information that is defined as “personal data,” “personal information,” “personally identifiable information,” or a similar term under applicable Privacy Obligations, including any such information that identifies, relates to, describes, is capable of being associated with, or could be linked with, directly or indirectly, or used to contact or locate a natural Person, household, or device.

“Privacy Obligations” means applicable (i) Laws (including, as applicable, Anti-Spam Laws), guidance, contractual obligations, and self-regulatory standards (including, as applicable, the Payment Card Industry Data Security Standard), in each case, by which the Business is legally bound, and (ii) written policies, notices and statements of the Business, in each case of (i) and (ii), relating to privacy, data protection, or security with respect to the Processing of Personal Data, including with respect to data breach notification, website and mobile application privacy policies and practices, Processing and security of payment card information, and email, text message, or telephone communications.

“Process” means acquisition, access, collection, use, handling, storage, maintenance, protection, processing, retention, disclosure, transfer, alteration, adaptation, organization, recording, combination, destruction or disposal.

“Purchase Price Adjustment Amount” means an amount equal to (i) the Estimated Net Working Capital Adjustment Amount plus (ii) the Assumed AnalogX Retention Payment Amount.

“Related Party” means (i) each individual who is an officer or director of the Company or any of its Affiliates; and (ii) each member of the immediate family of any such individual and each entity which is controlled by any such individual.

“Representatives” means, with respect to any Person, each Person that is (i) a Subsidiary or other Affiliate of such Person or (ii) an officer, director, principal, employee, counsel, auditor, partner, member, attorney, advisor, consultant, accountant, banker, agent or representative of such Person or any of such Person’s Subsidiaries or other Affiliates.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means (i) any Person identified in any applicable list of Sanctioned Persons maintained by (A) the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) the United Nations Security Council, (D) the European Union, (E) or any European Union member state, (ii) any Person operating, organized or resident in a Sanctioned Country, (iii) the government of a Sanctioned Country or the Government of Venezuela or (iv) any Person 50% or more owned or controlled by any such Person or Persons or, to the Knowledge of the Company, acting for the benefit or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.

“Security Incident” means any actual or reasonably suspected theft, or accidental, unlawful, or unauthorized disclosure, acquisition, use, loss, compromise, modification, alteration or destruction or other Processing of, or access to, Personal Data and/or Infrastructure Assets.

“Sellers” means the Company and each of the Company’s Affiliates that are selling, transferring, assigning, conveying or delivering to the Buyer or a Buyer Designee, the Transferred Assets or Assumed Liabilities pursuant to the terms of this Agreement or any Ancillary Agreement or that otherwise operate the Business.

“Seller Severance Amounts” means the amount of any severance or termination, notice of termination or pay in lieu of notice payments (plus any associated Taxes imposed on any Seller or any Affiliate thereof with respect thereto) paid or payable by any Seller or any Affiliate thereof to any Employee, other than the Assumed Severance Amounts.

“Seller Transaction Compensation” means all amounts (plus any associated Taxes imposed on any Seller or any Affiliate thereof with respect thereto) paid or payable by any Seller or any Affiliate thereof to any Employee in connection with the consummation of the transactions contemplated by this Agreement under any change of control, success, retention or other similar arrangements, including under any Employee Plans (whether paid prior to, upon or after such consummation and whether or not in connection with another event, whether contingent or otherwise), excluding for the avoidance of doubt the Assumed AnalogX Retention Payments.

“Shared Contract” means all Contracts set forth on Schedule 1.1-SC.

“Software” means (i) computer programs, including software implementations of algorithms, heuristics models and methodologies, whether in source code or executable code, (ii) software testing, validation, verification and quality assurance materials, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, (v) operating systems, management code, firmware, utilities, graphical user interfaces and software engines, and (vi) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing and (vii) documentation, including user manuals, technical manuals, developer notes, developer tools, developers’ kits, utilities, comments and annotations, web materials, and architectural and design specifications and training materials, in each case whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature relating to any of the foregoing.

“Special Company Representations” means the representations and warranties set forth in Section 3.15 (Intellectual Property; Privacy) and Section 3.18 (Sufficiency).

“Standard Software” means non-exclusive Contracts for the use of generally commercially-available software and software-as-a-service platforms that (i) are not redistributed with or incorporated into any of the Business Products and Services, (ii) are generally available on (and actually licensed by the Company or any of its Affiliates under) standard terms and (iii) involve annual payments by the Company or any of its Affiliates of $100,000 or less. EDA tools used in the development of Business Products and Services constitute Standard Software hereunder.

“SSO” means a standards body, standard-setting organization, or standards development organization.

“SSO Commitments” means the promises, declarations and other commitments concerning any Patent, granted or made by a Person (a) to any SSO, or (b) pursuant to the membership agreements, bylaws or policies of SSOs in which such Person or any of its Affiliates is or has been a participant.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is the general partner or managing member.

“Tangible Property” means all tangible personal property assets, furniture, fixtures, equipment (including motor vehicles, development tools, testing equipment, factory test equipment, IT equipment), computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property of every kind owned or leased (wherever located).

“Tax” means any tax of any kind, including any U.S. federal, state, local or non-U.S. income, net income, gross income, corporation, profit, license, severance, occupation, windfall profits, escheat, unclaimed property, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, unemployment, disability, use, property, excise, value added, goods and services, customs duty, estimated, stamp, cess, alternative or add-on minimum, environmental, or withholding tax, and including any duty, impost, levy, tariff or other similar governmental charge or fee, together with all interest, penalties, and additions imposed by any Governmental Entity with respect to such amounts.

“Tax Authority” means any Governmental Entity responsible for the administration, imposition or collection of any Tax.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Tax Authority.

“Tax Representations” means the representations and warranties set forth in Section 3.13.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Tax Authority relating to Taxes, including any attachment or schedule thereto and any amendment thereof.

“Technology” means all technology, methods, techniques, processes, designs, design rules, inventions (whether or not patented or patentable), diagrams, plans, discoveries, ideas, concepts, methods, prototypes, specifications, schematics, formulae, compositions, communication protocols, algorithms, routines, logic information, register-transfer levels, netlists, verilog files, simulations, lab notebooks, reports (including emulation and simulation reports), RTL, GDSII files, layout designs, topographies, cores, blocks, libraries, circuit designs, whether embodied in Software or otherwise, wafers, test methodologies, and hardware development tools, business plans, proposals, financial information, pricing and cost information, bills of material, user interfaces, network configurations and architectures, test vectors and procedures, protocols, works of authorship, physical mask works for semiconductor devices and mask sets (“Mask Works”), know-how, trade secrets and other proprietary information, Software, files, technical information, documentation, performance data, quality data, technical data, technical databases and data collection methods, firmware, devices and hardware and other scientific or technical information, technology or materials, in whatever form (tangible or otherwise), and in each case, whether or not registered with a Governmental Entity, but in all cases excluding Intellectual Property Rights.

“Trade Laws” means (i) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (ii) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any other country, in which the Company conducts business, except to the extent inconsistent with U.S. Law.

“Transaction Agreements” means, collectively, the Agreement and the Ancillary Agreements.

“Transaction Information” means all information regarding the terms of this Agreement and the Ancillary Agreements (other than any such information disclosed in accordance with the requirements of Section 5.8).

“Transfer Tax” means any sales, use, transfer, VAT, documentary, stamp, real property transfer, goods and services, customs duty or other similar Tax imposed on or payable in connection with the transactions contemplated by this Agreement.

“Transferred Books and Records” means all books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information, whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case, to the extent (x) in the possession or control of the Company or any of its Subsidiaries and (y) primarily related to the Business or the other Transferred Assets or primarily used, or held for use, in the Business, including any advertising, promotional and media materials, training materials, trade show materials and videos, engineering information, design documents, models, manuals and data, including databases for reference designs, product datasheets, sales and purchase correspondence, including price lists, lists of present and former customers, information concerning customer contacts, purchasing history and invoices, technical characteristics and other information reasonably required for ongoing customer relationships, lists of present and former suppliers or vendors, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, bids, records of operation, accounting and financial records, personnel and employment records, standard forms of documents, manuals of operations or business procedures, designs, research materials and product testing reports, and any information relating to any Tax imposed on any Transferred Assets or with respect to the Business, but excluding such items to the extent (i) they are Excluded Assets or Excluded Liabilities, (ii) any applicable Law prohibits the transfer of such information or (iii) they pertain solely to the corporate existence, equity arrangements, accounting practices or ownership of any Seller, including the charter documents, minute books, stock ledgers, auditor’s letters and other constituent records relating to the corporate organization of any Seller or Subsidiary thereof. Notwithstanding the foregoing, (x) consolidated, combined, affiliated or unitary income Tax Returns of the Company or its Affiliates shall not be included in Transferred Books and Records and (y) the Sellers may exclude or redact any portion of the Transferred Book and Records that relates solely to the businesses conducted by the Sellers or any of their Affiliates other than the Business, including any employees who are not Transferred Employees.

“Transferred In-License” means the Licenses listed on Schedule 1.1-TIL.

“Transferred IPR” means (i) all Trade Secrets and Copyrights in and to the Business Technology that are owned or purported to be owned (whether solely or jointly) by the Company or any of its Affiliates, (ii) the Transferred Marks, and (iii) the Transferred Patents.

“Transferred Lease” means the Transferred Contract listed on Schedule 1.1-TL.

“Transferred Marks” means all Marks owned or purported to be owned by the Company or any of its Affiliates that are exclusively used in the Business, including the Marks set forth on Schedule 1.1-TM.

“Transferred Patents” means the Patents set forth on Schedule 1.1-TP.

“Transferred Registered IPR” means all Transferred IPR that is registered, filed, or issued under the authority of any Governmental Entity or domain name registrar.

“Transferred Shared Contracts” means all Shared Contracts created by (i) the split and assignment in part of Shared Contracts to the Buyer or a Buyer Designee, or (ii) the replication of Shared Contracts for the benefit of the Buyer or a Buyer Designee, in each case, in accordance with Section 2.3(a) or Section 2.3(b).

“Transferred Software” means all Software owned or purported to be owned (whether solely or jointly) by the Company or any of its Affiliates that is included within the Transferred Technology.

“Transferred Technology” means (i) all Technology owned or purported to be owned (whether solely or jointly) by the Company or any of its Affiliates and used or held for use exclusively in the Business, including as set forth on Schedule 1.1-TT(a) (the “Business Technology”), together with (ii) all other Technology owned or purported to be owned by (whether solely or jointly) the Company or any of its Affiliates that is used or held for use in or otherwise related to the Business, including the Technology set forth on Schedule 1.1-TT(b) (the “Related Technology”).

“Transition Services Agreement” means the Transition Services Agreement, between the Company, on the one hand, and the Buyer, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“United States” or “U.S.” means the United States of America.

“VAT” means (i) any tax imposed in connection with the EU Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any tax of a similar nature, including goods and services taxes, whether imposed in substitution for, or levied in addition to, such tax referred to in (i) above, or imposed elsewhere.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act or any similar state, local or foreign regulation.

“Willful Breach” means a Party’s breach of this Agreement that is a consequence of an intentional act or intentional failure to act by such Party with actual knowledge that the taking of, or the failure to take, such act would result in or constitute a breach of this Agreement.

1.2 Definitions. The following terms shall have the meanings defined in the pages indicated:

Accrued Amounts	62	Business Technology	15
Adjustment Amount	25	Business Trade Secrets	39
Agreement	1	Buyer	1
Allocation	63	Buyer Confidential Information	50
Assumed Liabilities	19	Buyer Designee	1
Assumed Severance Amounts	61	Buyer Indemnified Party	69
Bulk Sales Law	78	Buyer Plan	62
Business Permits	30	Claim Amount	72

Claim Notice	72	Mask Works	13
Closing	23	Material Contracts	34
Closing Date	23	Non-Assignable Assets	20
Closing Net Working Capital Statement	23	Non-Assignable Shared Contracts	22
COBRA	60	Non-Assumable Liabilities	20
Company	1	Non-Transferred Employees	61
Company Confidential Information	49	Offer Letter	1
Company Disclosure Schedule	26	Open Source License	9
Company Facilities	44	Outside Counsel Only	51
Company Indemnified Party	70	Outside Date	67
Convey	17	Parties	1
Copyrights	6	Party	1
Data Partners	42	Post-Closing Portion	64
Disclosed Canadian Personal Data	50	Pre-Closing Portion	64
Disclosure Requirements	65	Principal Customers	43
Dispute Notice	24	Principal Supplier	43
Employee Representative Body	32	Purchase Price	22
Employment Offer	60	Qualifying Offer	61
Estimated Closing Net Working Capital	23	R&D Sponsor	39
Estimated Closing NWC Statement	23	Rambus Canada	34
Excluded Assets	18	Real Property Leases	44
Excluded Inventory	18	Recipient	65
Excluded Liabilities	19	Review Accountant	24
Excluded Out Licenses	35	Supplier	65
Final Closing Net Working Capital	25	Survival Period	69
Indemnification Claim	72	Third Party Claim	72
Indemnified Party	72	Trade Secret	6
Indemnifying Party	72	Transferred Assets	16
IT Systems	41	Transferred Contracts	17
Key Employee	1	Transferred Employees	61
Labor Agreements	32	Transferred Tangible Property	17
Malicious Code	40	Transition Arrangement	21

ARTICLE II

THE TRANSACTIONS

2.1 Transferred Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities.

(a) Transferred Assets. For the purposes of this Agreement and the other Transaction Agreements (including the Local Transfer Agreements with respect to all Sellers and certain Transferred Assets located outside of the United States), “Transferred Assets” means all of the rights of the Company and its Affiliates in the following:

(i) (A) all Transferred Shared Contracts, (B) all Transferred In-Licenses, (C) the Transferred Lease and (D) all other Contracts set forth on Schedule 2.1(a)(i) (collectively, the “Transferred Contracts”);

(ii) all prepaid expenses or advance payments under any Transferred Contract, including any prepaid hardware, maintenance and warranty expenses and prepaid expensed software, in each case of the Business;

(iii) all Transferred IPR, together with the goodwill of the Business appurtenant to any Transferred Marks included therein;

(iv) all Business Technology, together with copies of all other Transferred Technology;

(v) the Transferred Books and Records;

(vi) the Tangible Property primarily used or held for use in, or primarily related to, the Business, including any Tangible Property located at the Company Facility subject to the Transferred Lease and such items that are set forth on Schedule 2.1(a)(vi) (the “Transferred Tangible Property”);

(vii) the accounts receivable of the Business (the “Accounts Receivable”);

(viii) the Infrastructure Assets set forth on Schedule 2.1(a)(viii) hereto;

(ix) all rights to the claims, causes of action (including the right to sue, assert claims and seek remedies), rights of recovery (including the right to retain any damages, settlements and other amounts), and rights of set-off, made or asserted against any Person on or after the Closing Date to the extent primarily relating to any Transferred Asset, whether arising out of actions or conditions occurring prior to, on, or after the Closing Date, including pursuant to those Contracts set forth on Schedule 2.1(a)(ix); and

(x) all assets, right or properties of any kind or nature that are primarily used or held for use in, or primarily related to, the Business (including those assets set forth on the Financial Statements), except for purposes of this Section 2.1(a) how such standard may be modified or applied by clauses (i), (iii) and (iv) above and other than the Excluded Assets.

(b) Conveyance of Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.2, the Company hereby agrees, effective as of the Closing, to sell, transfer, assign, convey and deliver (“Convey”), and to cause the other Sellers, as applicable, to Convey, all of their respective right (excluding any Intellectual Property Rights other than the Transferred IPR), title and interest in, to and under, the Transferred Assets to the Buyer or one or more Buyer Designees, free and clear of any Liens other than Permitted Liens and the Buyer hereby agrees that it shall, and shall cause its applicable Buyer Designees to, accept from the Sellers, the Transferred Assets, free and clear of any Liens other than Permitted Liens.

(c) Excluded Assets. The Transferred Assets shall not include any assets set forth or described in paragraphs (i) through (xv) below (such assets expressly excluded by this Section 2.1(c) or otherwise excluded by the terms of Section 2.1(a) from the Transferred Assets, collectively, the “Excluded Assets”):

(i) all Cash;

(ii) all letters of credit, loan facilities and performance bonds;

(iii) shares of any Subsidiary of the Company, and any equity interest in any other Person;

(iv) all raw materials, work-in-progress, finished goods and other inventory, in each case, as set forth on Schedule 2.1(c)(iv) hereto (“Excluded Inventory”);

(v) the Excluded IPR;

(vi) all Licenses to the Company or its Affiliates that are not Transferred In-Licenses;

(vii) all confidential personnel, employee compensation, medical and benefits and labor relations records relating to the Employees to the extent applicable Law prohibits the transfer of such information; provided, however, that the Buyer shall have the right to obtain, to the extent permitted by Law and subject to reasonable restrictions, and the Sellers shall deliver to the Buyer, copies of any portions of such retained confidential personnel records that relate to the Transferred Employees;

(viii) all assets relating to any Employee Plan;

(ix) all prepaid premiums and other prepayments and deposits with respect to insurance policies;

(x) all Contracts that are not Transferred Contracts including Excluded Contracts;

(xi) all rights of the Company or any of its Affiliates under this Agreement and the other Transaction Agreements;

(xii) any claims, causes of action, lawsuits, judgments, privileges, counterclaims, defenses, demands, right of recovery, rights of set-off, rights of subrogation and all other rights of any kind, in each case to the extent relating to the Excluded Assets or the Excluded Liabilities;

(xiii) all Infrastructure Assets not listed on Schedule 2.1(a)(viii);

(xiv) all interests in real property other than the Transferred Lease and as may be provided in the Local Transfer Agreements and the Transition Services Agreement; and

(xv) the assets set forth on Schedule 2.1(c)(xv) hereto.

(d) Assumed Liabilities. For the purposes of this Agreement and the other Transaction Agreements (including the Local Transfer Agreements with respect to all Sellers located outside of the United States), “Assumed Liabilities” means solely the liabilities and obligations set forth or described in paragraphs (i) through (iv) below:

(i) all Liabilities of the Buyer or a Buyer Designee arising under or relating to the Transferred Contracts solely to the extent such obligations (A) relate to the performance of such Transferred Contract by the Buyer or a Buyer Designee following the Closing, (B) do not arise from or relate to any breach or violation by the Company or any of its Affiliates of any provision of any of such Transferred Contracts, and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with or without notice or lapse of time, would constitute or result in a breach or violation by the Company or any of its Affiliates of any provision of such Transferred Contracts;

(ii) the accounts payable of the Business, other than any intercompany accounts payable among a Seller and any of its Affiliates;

(iii) the Assumed Severance Amounts; and

(iv) the Assumed AnalogX Retention Payments.

On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, the Company shall, and shall cause each other Seller to, Convey the Assumed Liabilities to the Buyer or one or more Buyer Designee, and the Buyer shall, and shall cause its applicable Buyer Designees to, assume, perform, satisfy, discharge and fulfill, the Assumed Liabilities.

(e) Excluded Liabilities. For purposes of this Agreement, “Excluded Liabilities” means any and all Liabilities of the Company and its Affiliates other than the Assumed Liabilities including, but not limited to:

(i) any Liability arising out of or related to any Excluded Asset;

(ii) any indebtedness for borrowed money or guarantees thereof of the Company and its Affiliates or intercompany obligations of the Company or any Affiliate;

(iii) any Liability to the extent relating to, any actions, suits, claims or proceedings against the Company or any Affiliate to the extent arising out of, accruing, or related to (A) the operation or conduct of the Business or (B) the ownership of the Transferred Assets, in each case, on or before the Closing Date;

(iv) all Liabilities (including all Liabilities for Seller Transaction Compensation and the Accrued Amounts): (A) arising at any time under or relating to any Employee Plan; (B) that is or may be imposed on a Seller or any Affiliate thereof due to such entity’s status as an ERISA Affiliate of any other entity; (C) arising in connection with the actual or prospective employment or engagement of, or with respect to any employment or labor-related Action or claim with respect to (x) any Employee who does not become a Transferred Employee (regardless of when arising), and (y) any Transferred Employee, with respect to this clause (y), only to the extent such Liability arises on or prior to the Closing; (D) for Seller Severance Amounts; or (E) that are the obligation of any Seller pursuant to Section 6.1;

(v) any Liability imposed on the Transferred Assets or with respect to the Transferred Employees or the Business in respect of any Tax for all taxable periods (or portions thereof) ending on or prior to the Closing Date and any Liability of the Company and its Affiliates for Taxes for any period, including, without limitation, any Liability of the Company and its Affiliates for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise under applicable Law or pursuant to a tax sharing agreement or similar Contract;

(vi) the AnalogX Deferred Payments; and

(vii) any other Liability of the Company and its Affiliates not expressly included in Assumed Liabilities.

Neither the Buyer nor any Buyer Designee shall assume or be obligated to pay, perform or otherwise assume or discharge the Excluded Liabilities.

2.2 Non-Assignable Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to contribute, convey, assign, transfer or deliver to, or to have assumed by, any of the Company, the Buyer, or any of their respective Affiliates, any Transferred Assets or Assumed Liabilities, if an attempted contribution, conveyance, assignment, transfer, delivery or assumption thereof, as applicable, without the consent of a third party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of applicable Law or, in the case of a Transferred Contract, entitle a third party to cancel such Transferred Contract, and such consent shall not have been obtained prior to the Closing (any such Transferred Asset and related claim, right, or benefit are referred to herein as “Non-Assignable Assets,” and any such Assumed Liability and related claim or obligation are referred to herein as “Non-Assumable Liabilities”), unless and until (i) such consents shall have been obtained or (ii) the Buyer or a Buyer Designee notifies the Company that any such Transferred Asset should be transferred or assigned hereunder notwithstanding the absence of a requisite third party consent, in which event such Transferred Asset shall not be a Non-Assignable Asset for purposes of this Agreement and shall instead be transferred and assigned hereunder notwithstanding the absence of such third party consent (in which event, for the avoidance of doubt, the Company shall not have any liability related to the fact such Transferred Asset is being transferred without such consent). The Company shall, and shall cause its Affiliates to, use their respective reasonable best efforts to obtain any consent and deliver any notice necessary for the contribution, conveyance, assignment, transfer, delivery or assumption of any Transferred Asset or Assumed Liability, or any claim, right, benefit or obligation arising thereunder or resulting therefrom, to the Buyer or any of its Affiliates, as applicable; provided, however, that, if any counterparty to a Contract conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement or any Ancillary Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), no Party shall be required to make such payments or provide such additional security other than to the extent such payment or additional security is expressly contemplated by the terms of such Contract. If any requisite consent cannot be or is not for any reason obtained prior to the Closing, then the Company, the Buyer, and their respective Affiliates shall use reasonable best efforts to develop a mutually agreeable arrangement (including by way of amendment or addition of services to the Transition Services Agreement) under which (x) the Buyer, or any of its Affiliates, as applicable, would, to the extent permitted by applicable Law, obtain the benefits (including contractual rights) and assume the obligations, as applicable, associated with such Transferred Assets or Assumed Liabilities, or any claim, right, benefit or obligation in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Company, the Buyer, or any of their respective Affiliates, as applicable, (y) the Non-Assignable Assets will be held by the applicable Seller in trust for the Buyer or a Buyer Designee and the covenants and obligations thereunder would be performed by the Buyer or a Buyer Designee in the Company’s or another Seller’s name and all benefits and obligations existing thereunder would be for the Buyer’s or the Buyer Designee’s account and the Company hereby appoints the Buyer as its true and lawful attorney-in-fact to act in its name and on its behalf or in the name (with full power of substitution) of the applicable Seller and on such Person’s behalf with respect thereto, and (z) the applicable transferors would enforce for the benefit of the Buyer, or any of its Affiliates, any and all of their rights against a third party (including any Governmental Entity) associated with such Transferred Asset or Assumed Liability, claim, right, benefit or obligation, and the applicable transferor would promptly pay to the Buyer, or any of its Affiliates when received all monies received by them (net of any applicable Taxes) under any such Transferred Asset or Assumed Liability, claim, right, benefit or obligation (such mutually agreeable arrangement, a “Transition Arrangement”). If after the Closing Date, a Non-Assignable Asset becomes assignable (either because consent for the assignment or execution thereof is obtained or otherwise), the Company shall reasonably promptly notify the Buyer after becoming aware of such fact and cooperate to assign or transfer such previously Non-Assignable Asset to the Buyer or the applicable Buyer Designee for no additional consideration. Any costs and expenses arising out of or related to the obligations described in this Section 2.2(a), including, for the avoidance of doubt, in relation to seeking or obtaining any necessary third party consents before or after the Closing, or any special arrangements between the Company and the Buyer after the Closing, shall be paid in full by, and be the sole obligation of, the Company.

(b) Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Non-Assignable Asset is obtained, such Non-Assignable Asset shall not constitute a Transferred Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall the provisions of this Section 2.2 limit the recourse available to the Buyer for any inaccuracy in or breach of any representations, warranties or covenants of the Seller contained in this Agreement (including Section 3.4 and Section 2.1(b)) in connection with any failure to transfer any Transferred Asset, or any claim, right or benefit thereunder or resulting therefrom, to the Buyer or a Buyer Designee effective at the Closing.

2.3 Shared Contracts.

(a) The Company or other applicable Seller shall split and partially assign to the Buyer or a Buyer Designee or have replicated for the benefit of the Buyer or a Buyer Designee as of the Closing each Assignable Shared Contract in accordance with its terms.

(b) With respect to each Shared Contract that is not an Assignable Shared Contract (the “Non-Assignable Shared Contracts”), each Party shall use its reasonable best efforts in consultation with one another prior to the Closing Date to cause the counterparty to each such Non-Assignable Shared Contract to consent to the split and partial assignment or replication of such Non-Assignable Shared Contract to the Buyer or a Buyer Designee, or to otherwise enter into a new Contract with the Buyer or a Buyer Designee on substantially the same terms as exist under the applicable Shared Contract, in each case as of the Closing. The obligations set forth in this Section 2.3 shall in all cases be subject to Section 2.2. Notwithstanding the foregoing, no Party shall be required to pay any transfer or other fee or incur any liability to split, assign or replicate any Shared Contract, other than to the extent such fee or liability is expressly contemplated by the terms of such Shared Contract. As to any Non-Assignable Shared Contract for which the Parties have not received consent as of the Closing, (i) the Company agrees to continue to use reasonable best efforts following the Closing Date to obtain any required consent(s), and the Buyer agrees to cooperate in connection with same, (ii) the Parties agree to cooperate in good faith to take such actions as are reasonably necessary to avoid any breach or violation by a party as a result of any failure to obtain any required consent prior to the Closing and (iii) the Company, the Buyer, and their respective Affiliates shall use reasonable best efforts to develop and enter into a Transition Arrangement in respect of such Non-Assignable Shared Contract.

(c) Following the Closing prior to the split and partial assignment to the Buyer or a Buyer Designee or replication of any Shared Contract, neither the Company nor any of its Affiliates shall, without the Buyer’s written consent (not to be unreasonably withheld, conditioned or delayed), (i) amend, modify (other than by automatic extension or renewal if deemed an amendment or modification of any such Contract) or waive in any respect, the terms of any Shared Contract, (ii) cancel or terminate any Shared Contract prior to the end of its natural term (excluding, for the avoidance of doubt, any expiration or non-renewal of such Shared Contract in accordance with its terms or any termination of such Contract by any counterparty thereto other than the Company or any of its Affiliates); or (iii) otherwise waive, release or assign any rights, claims or benefits of the Company or any of its Affiliates under any Shared Contract, in each case, with respect to items (i), (ii) and (iii), in any manner that adversely impacts the Business in any material respect.

2.4 Consideration. The consideration for the sale and transfer of the Transferred Assets shall consist of (a) the assumption by the Buyer and/or a Buyer Designee(s) of the Assumed Liabilities as of the Closing, and (b) the sum of $110,000,000 payable to the Company in cash (the “Purchase Price”), allocated among the Sellers as determined pursuant to Section 2.6, which amount shall be adjusted in accordance with the provisions of Sections 2.6 and 2.7.

2.5 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) remotely via the electronic exchange of documents and signature pages, commencing at 10:00 a.m., local time, on the fifth (5th) Business Day after all of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived (to the extent permitted by applicable Law) or (ii) at such other place, time or date as may be mutually agreed upon in writing by the Company and the Buyer (the date on which the Closing takes place being the “Closing Date”); provided, however, that in no event shall the Closing take place during the last two weeks of any fiscal quarter of the Buyer, in which case the Closing shall occur within three (3) Business Days following the last date of such Buyer fiscal quarter (subject to the satisfaction or waiver of the conditions set forth in Article VIII as of such date).

2.6 Payment of the Purchase Price.

(a) At the Closing, subject to the terms and conditions of this Agreement, the Buyer and or a Buyer Designee(s) shall pay an amount equal to (i) the Purchase Price, less (ii) the Purchase Price Adjustment Amount to the Sellers by wire transfer of immediately available funds in accordance with written instructions provided to the Buyer by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date.

(b) No later than five (5) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Buyer a statement (the “Estimated Closing NWC Statement”) which will set forth the Company’s good faith calculation in reasonable detail of its estimate of the amount of Closing Net Working Capital in accordance with the line items and format for such statement attached hereto as Exhibit D (the “Estimated Closing Net Working Capital”) together with the Estimated Net Working Capital Adjustment Amount, which Estimated Closing NWC Statement shall include an itemized list of each element of the assets and of the liabilities included in such calculations. The Company shall consult with the Buyer and its accountants with respect to the preparation of the Estimated Closing NWC Statement and the Estimated Closing NWC Statement shall be in form and substance reasonably satisfactory to the Buyer.

2.7 Post-Closing Net Working Capital Adjustment.

(a) Within one hundred twenty (120) days following the Closing Date, the Buyer shall deliver to the Company a statement of the Closing Net Working Capital in accordance with the line items and format for such statement attached hereto as Exhibit D (the “Closing Net Working Capital Statement”), and the Adjustment Amount, if applicable, calculated in accordance with the terms of this Agreement, which Closing Net Working Capital Statement shall include an itemized list of each element of the assets and of the liabilities included in such calculations; provided, that, the Buyer may elect not to deliver a Closing Net Working Capital Statement, in which case the Final Closing Net Working Capital (as finally determined pursuant to this Section 2.7) shall be deemed to equal the Estimated Closing Net Working Capital. To the extent reasonably required by the Buyer in connection with the preparation of the Closing Net Working Capital Statement, the Company shall, and shall cause its Subsidiaries to, provide the Buyer with reasonable access (including electronic access, to the extent available) during normal business hours as the Buyer may reasonably request to the books and records of the Business and to the appropriate personnel or Representatives of the Company and its Subsidiaries (including, but not limited to, finance personnel).

(b) Within thirty (30) days after the Company’s receipt of the Closing Net Working Capital Statement, the Company shall notify the Buyer whether it accepts or disputes the accuracy of the Closing Net Working Capital Statement. In the event that the Company disputes the accuracy of the Closing Net Working Capital Statement, the Company shall deliver a written notice to the Buyer specifying in reasonable detail those items or amounts as to which the Company disagrees along with the Company’s calculation of such amounts (a “Dispute Notice”) and the Company shall be deemed to have agreed with all other items and amounts contained in the Closing Net Working Capital Statement. In the event that the Company notifies the Buyer that it accepts the Closing Net Working Capital Statement, or does not deliver a Dispute Notice to the Buyer, during such thirty (30)-day period, the Company shall be considered to have accepted the accuracy of the Closing Net Working Capital Statement delivered by the Buyer and such Closing Net Working Capital Statement shall be final, conclusive and binding upon the Parties.

(c) If a Dispute Notice shall be timely delivered by the Company pursuant to Section 2.7(b) above, the Buyer and the Company shall, during the twenty (20) Business Days following such delivery (as such time period may be extended by the mutual agreement of the Parties), seek in good faith to reach agreement on the disputed items. If the Company and the Buyer resolve their differences over the disputed items in the Closing Net Working Capital Statement in accordance with the foregoing procedure, the Closing Net Working Capital Statement shall be revised to reflect such resolution and the amount of the Closing Net Working Capital agreed upon by the Company and the Buyer as reflected in such revised Closing Net Working Capital Statement shall be final, conclusive and binding on the Parties.

(d) If the Parties fail to resolve their differences over any of the disputed items in the Closing Net Working Capital Statement within such twenty (20) Business Day period, then the Company and the Buyer shall forthwith jointly request that KPMG LLP (the “Review Accountant”) make a binding determination as to such remaining disputed items in the Closing Net Working Capital Statement in accordance with the terms of this Agreement. The Review Accountant will under the terms of its engagement have no more than thirty (30) days from the date of referral within which to render its written decision with respect to such disputed items. The Review Accountant shall consider only those items or amounts in the Closing Net Working Capital Statement as to which the Company has disagreed in the Dispute Notice and which items or amounts have not subsequently been resolved by the Parties. The Review Accountant shall deliver to the Company and the Buyer a written report setting forth its adjustments, if any, to the Closing Net Working Capital Statement based on the Review Accountant’s determination with respect to the disputed items and such report shall include the calculations supporting such adjustments. Such report shall be final, conclusive and binding on the Parties. In the event that the Review Accountant assigns a value to any disputed item or amount that is greater than the greatest value claimed, or assigns a value to any disputed item or amount that is less than the smallest value claimed, in each case, by either the Company or the Buyer, as applicable, the value of such item or amount shall be adjusted downwards or upwards, as applicable, such that the value of item or amount shall be deemed equal to such greatest claimed value or to such smallest claimed value, as applicable.

(e) The costs and expenses of the Review Accountant shall be allocated between the Company, on the one hand, and the Buyer, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Company claims the Closing Net Working Capital is $1,000 greater than the amount determined by the Buyer and if the Review Accountant ultimately resolves the dispute by awarding the Company $300 of the $1,000 contested, then the costs and expenses of the review shall be allocated thirty percent (30%) (i.e., $300 ÷ 1,000) to the Buyer and seventy percent (70%) (i.e., $700 ÷ 1,000) to the Company.

(f) As used herein, “Final Closing Net Working Capital” means the amount of (x) the Closing Net Working Capital (i) if the Company accepts the Closing Net Working Capital Statement or no Dispute Notice is delivered by the Company within the period provided in Section 2.7(b) above, as shown in the Closing Net Working Capital Statement as prepared by the Buyer, or (ii) if such a Dispute Notice is delivered by the Company, either (A) as agreed to by the Company and the Buyer pursuant to Section 2.7(c) above, or (B) as shown in the Review Accountant’s calculation thereof delivered in the Review Accountant’s written report pursuant to Section 2.7(d) above or (y) the Estimated Closing Net Working Capital if the Buyer elects not to deliver a Closing Net Working Capital Statement as provided in Section 2.7(a).

(g) If the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then the Company shall promptly (and in any event within five (5) Business Days) pay to the Buyer and/or the Buyer Designee, as applicable, a cash amount in U.S. dollars (the “Adjustment Amount”) equal to the amount by which the Final Closing Net Working Capital is in fact less than the Estimated Closing Net Working Capital.

2.8 Withholding. The Buyer will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts shall be promptly paid over to the appropriate Tax Authority; provided, that, if the Buyer becomes aware that any such withholding is required, it shall take commercially reasonable efforts to notify the Company in advance of making such withholding. Amounts withheld pursuant to this Section 2.8 shall be treated for purposes of this Agreement and all related agreements as having been paid to the person with respect to whom such withholding was made.

2.9 Buyer Designee. The Parties agree that the Buyer may assign the right to purchase certain of the Transferred Assets to one or more Buyer Designees or that one or more Buyer Designees may enter into a Transaction Agreement, provided if such assignment is to a Buyer Designee not set forth on Schedule 2.9 and such assignment increases the amount required to be withheld pursuant to Section 2.8, the Buyer and/or Buyer Designee shall, at the Buyer’s sole discretion, (i) not assign the Transferred Assets to such Buyer Designee(s) or (ii) pay the Sellers an amount such that the Seller receives, after tax and any other liabilities resulting from such assignment, the same amount such Seller would have received had no assignment been made.

Notwithstanding any such assignment or execution of a Transaction Agreement by a Buyer Designee, the Buyer shall remain liable for, and any such assignment or execution shall not relieve the Buyer of, its obligations hereunder or thereunder. Any reference to the Buyer in this Agreement shall to the extent applicable also be deemed a reference to the applicable Buyer Designee, except where in context of this Agreement such use would not be appropriate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered to the Buyer concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that disclosure in any section of the Company Disclosure Schedule shall apply to any other section to the extent that the relevance of such disclosure to such other section is readily apparent based solely on the text of such disclosure), the Company represents and warrants to the Buyer as follows:

3.1 Organization and Qualification. Each of the Sellers is a corporation, limited liability company or other legal entity, duly incorporated or formed, as applicable, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or formation, as applicable, except where the failure to be in good standing as would not reasonably be expected to be material to the Business or the Transferred Assets. Each of the Sellers has all requisite corporate or other organizational power and authority to carry on its businesses (including the Business) as now being conducted. Each of the Sellers is qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation in each jurisdiction where the ownership of the Transferred Assets or the conduct of its business (including the Business) requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to the Business or the Transferred Assets.

3.2 Authority Relative to the Transaction Agreements.

(a) Each of the Sellers has all necessary corporate or similar powers and authorities to execute and deliver this Agreement and any other Transaction Agreement to which such Seller is or will be a party and to fully perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and any other Transaction Agreement, and the execution, delivery and performance of this Agreement and any other Transaction Agreement to which it is or will be a party has been duly authorized by all requisite corporate action.

(b) This Agreement has been duly executed and delivered by the Company and this Agreement is, and the other Transaction Agreements to which the Company and any other Seller will be a party when duly executed and delivered by the Company or such other Seller will be, valid and legally binding obligations of the Company or such other Seller, enforceable against the Company or such other Seller, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.3 Company Affiliates. Section 3.3 of the Company Disclosure Schedule sets forth a list of each Affiliate of the Company that has title to any Transferred Asset or any Assumed Liability, together with its jurisdiction of organization. Each such Affiliate is a Subsidiary of the Company. The Subsidiaries listed on Section 3.3 of the Company Disclosure Schedule are the only Affiliates of the Company that have title to any Transferred Asset or any obligation that is an Assumed Liability.

3.4 Consents and Approvals; No Violations. No material Permit of, with or from, any Governmental Entity is required on the part of (a) any Seller for the execution and delivery by such Seller of this Agreement or any Ancillary Agreements to which it is or will be a party and the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby and (b) any Seller for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except, in each case of clauses (a) and (b), as listed on Section 3.4 of the Company Disclosure Schedule. Assuming compliance with the items described in clauses (i) and (ii) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby or thereby, as applicable, will (A) conflict with or result in any breach or violation of any provision of its respective Organizational Documents, as applicable, (B) violate any Law applicable to the Sellers, the Business or the Transferred Assets, or (C) contravene or conflict with; result in any breach or violation of (or constitute an event that, with or without the filing of notice or the lapse of time or both, would result in a breach or violation of); constitute a default under; result in or permit the termination, cancellation or acceleration of or otherwise result in any change to any right or obligation or the loss of any benefit to which any Seller is entitled under; or require any consent, notice or other action by any Person (whether with or without the filing of notice or the lapse of time or both) under, any provision of any Transferred Contract, Shared Contract or any other Material Contract under which any of the Transferred Assets is bound or affected (or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Transferred Assets or the Business), or (D) result in the creation or imposition of any Lien upon any of the Transferred Assets other than a Permitted Lien.

3.5 Financial Statements.

(a) Section 3.5(a) of the Company Disclosure Schedule contains complete copies of (i) asset and liability listings for the Business in Canada, India, China and United States that is being transferred under this transaction, (ii) the incremental, unaudited, non-GAAP statements of revenues, costs, and profits and losses of the Business as of and for each of the fiscal years ended December 31, 2022 and December 31, 2021 and (iii) the incremental, unaudited, non-GAAP statements of revenues, costs, and profits and losses of the Business as of and for the three-month period ended June 30, 2023 (collectively, (i), (ii) and (iii), the “Financial Statements”). The Financial Statements (i) have been derived from and have been prepared in good faith in accordance with the books and records of the Company and its Subsidiaries pertaining to the Business on a consistent basis throughout the periods covered thereby and the Company’s standard accounting policies and procedures and (ii) present fairly, in all material respects, the financial line items specified in such schedule, including the assets, liabilities, revenues and direct controllable costs of the Business for such periods indicated therein on the basis described therein. The

Company has no reason to believe that such Financial Statements are incorrect or misleading in any material respect. Except as described in the Financial Statements, the Financial Statements do not reflect the operations of any entity or business other than the Business. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company has not received or booked any prepaid revenues for the Business applicable to performance due after the Closing Date.

(b) The books of account and other financial records of the Business have been kept accurately in the ordinary course of business consistent with applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Business have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of such member are being executed and made only in accordance with appropriate authorizations of management and the board of directors (or comparable body) of such member, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of such member, (iv) that the amount recorded for assets on the books and records of such member are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since January 1, 2019, there has been no change in any of the significant accounting policies, practices or procedures of the Company with respect to the Business.

(c) Neither the Company nor its Affiliates nor, to the Knowledge of the Company, any officer, director, employee, agent or representative of any of the foregoing, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods or internal accounting controls of the Company or any its Affiliates with respect to the Business, including any material complaint, allegation, assertion or claim that Seller or any of its Affiliates has engaged in improper accounting or auditing practices.

(d) The Accounts Receivable as reflected in Section 3.5(a) of the Company Disclosure Schedule and as will be reflected in the Estimated Closing NWC Statement arose in the ordinary course of business and consistent with past practice and represent bona fide claims against debtors for sales and other charges, and have been collected or (to the Knowledge of the Company) are collectible in the book amounts thereof within sixty (60) days following the date of this Agreement, less an amount not in excess of the allowance for doubtful accounts provided for in Section 3.5(a) of the Company Disclosure Schedule or in the Closing Net Working Capital Statement, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s and its Subsidiaries’ past practice and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. None of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the Knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the

Company or its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement. No Person has any Lien on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Section 3.5(d) of the Company Disclosure Schedule sets forth, as of the date hereof, an aging of the Accounts Receivable in the aggregate and by customer as of June 30, 2023, and indicates the amounts of allowances for doubtful accounts and warranty returns. Section 3.5(d) of the Company Disclosure Schedule sets forth, as of the date hereof, such amounts of Accounts Receivable that are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

(e) The Assumed Liabilities do not include any liabilities or obligations of any type or nature, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and as reflected in Section 3.5(a) of the Company Disclosure Schedule.

3.6 Absence of Certain Changes or Events. Since March 31, 2023, (i) the Business has been conducted in the ordinary course of business consistent with past practice, (ii) there has not occurred a Material Adverse Effect and (iii) the Company and its Affiliates have not taken any action that, if proposed to be taken after the date hereof, would require the consent of the Buyer under Section 5.5.

3.7 Litigation. (a) There is no Action pending, or to the Knowledge of the Company, threatened by, against or involving any Seller, the Business, the Transferred Assets or the Assumed Liabilities, (b) to the Knowledge of the Company, there is no investigation pending or threatened by any Governmental Entity against any Seller, the Business, the Transferred Assets or the Assumed Liabilities and (c) none of the Sellers (in respect of the Business), the Business or the Transferred Assets is subject to any outstanding Order.

3.8 Compliance with Laws.

(a) Each Seller is, and since January 1, 2019 has been, in compliance, in all material respects, with all Laws and Orders applicable to its respective operation of the Business or by which the Business or the Transferred Assets are bound or affected.

(b) Without limiting the generality of the foregoing, with respect to the Transferred Assets since January 1, 2019, and the Business, neither the Company nor any of its Affiliates, including its and their respective directors, officers or employees, and, to the Knowledge of the Company, agents or other Person acting on behalf of the Company or its Affiliates, have, directly or indirectly, taken, authorized or promised to take any action which would cause it to be in violation of any applicable Anti-Corruption Laws; used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, or violated any money laundering Laws, or similar legislation in applicable jurisdictions or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any person, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Business or the Transferred Assets. With respect to the Transferred Assets and the Business, neither the Company nor any of its

Affiliates has received any written notice alleging any violation or alleged violation of Anti-Corruption Laws, discovered a violation as a result of an internal investigation or made a voluntary or directed disclosure to any Governmental Entity, and, to the Knowledge of the Company, there are not facts that would reasonably be expected to lead to such notice.

3.9 Permits. (i) The Sellers have obtained all Permits that are required for the operation of the Business or for the ownership and use of the Transferred Assets (the “Business Permits”); the Sellers are not in default or violation of any Business Permit; and (ii) the Business Permits are valid and in full force and effect, and no condition exists that with notice or lapse of time or both would constitute a default of any Business Permits to which any Seller is a party. Since January 1, 2019, no Seller has received any notice or other communication regarding any actual or alleged violation of or failure to comply with any term or requirement of any such Permit or any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. Schedule 3.9 of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of all Business Permits.

3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Employee Plans; provided, however, that, to the extent there exist certain forms of agreements or arrangements that would constitute Employee Plans, the Company shall be required to list only the forms of such agreements or arrangements and any individual agreements that materially differ from such forms.

(b) No later than the date of this Agreement, the Company shall make available to the Buyer a copy of each Employee Plan (as amended to date) or, where oral, a summary of the material terms of such Employee Plan, together with all material documentation relating to such Employee Plan, except that, with respect to employment agreements, offer letters and similar agreements, letters and arrangements that constitute Employee Plans, if any, the Company shall only make available to the Buyer a true and complete copy of the current form of employment agreement, offer letter and similar agreement, letter and arrangement that constitute Employee Plans and any individual agreements that materially differ from such forms.

(c) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has any obligations to contribute to, or has in the past six (6) years sponsored, maintained, contributed to or had any obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA, a plan that is subject to Title IV of ERISA or Section 412 of the Code or a multiple employer plan under ERISA or the Code (including any multiple employer welfare arrangement, as defined in Section 3(40) of ERISA), in each case that could reasonably be expected to result in any Liability to the Buyer.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule or as contemplated under Section 6.1, no Employee Plan or any other agreement to which a Business Employee and the Company or any Employing Subsidiary is a party: (i) provides for the payment of, or entitlement to, notice of termination, separation, severance, retrenchment or termination benefits or payments to any Business Employee as a result of the transactions contemplated by this Agreement (alone or together with any other event); or (ii) obligates the Company or any Employing Subsidiary to make any payment or provide any benefit or accelerate any payment or benefit to any Business Employee as a result of the transactions contemplated by this Agreement (alone or together with any other event).

(e) Except as would not reasonably be likely to result in any material Liability to the Buyer, each Employee Plan has been operated, funded and administered in all material respects in accordance with its terms and the requirements of all applicable Laws. No Employee Plan has unfunded liabilities that are not fully accrued in accordance with applicable Law and applicable generally accepted accounting standards, principles and practices. All contributions, premiums and payments, either due or accrued related to each Employee Plan have been timely discharged and paid in full on or prior to the date of this Agreement.

(f) No Employee Plan provides any health and welfare benefits beyond retirement or other termination of service to any current or former employees of the Company or any Employing Subsidiary (or any beneficiaries or dependents of such persons), except as required by applicable Laws.

(g) Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule no Employee Plan is a Canadian Pension Plan. No Business Employee participates in, or has any entitlements under a “defined benefit provision” (as defined in subsection 147.1(1) of the Income Tax Act (Canada)) of any Canadian Pension Plan.

(h) The transactions contemplated by this Agreement will not give rise to a “parachute payment” within the meaning of Section 280G of the Code and the Treasury Regulations thereunder. No compensation has been or would reasonably be expected to be includible in the gross income of any Business Employee as a result of the operation of Section 409A of the Code.

3.11 Labor and Employment Matters.

(a) The Company and each Employing Subsidiary have made available to the Buyer a list of all employees and independent contractors of the Business (including any employee who is on a leave of absence, and any employee or independent contractor who provides services primarily to the Business through an employee leasing or staffing agency) that sets forth for each such individual the following: (i) name or identification number, where permitted by applicable Law; (ii) title (including whether full-time or part-time, if applicable); (iii) hire or retention date and, if applicable, service retention dates; (iv) current annual base salary, hourly rate, or contract fee; (v) commission, bonus or other incentive-based compensation eligibility, if applicable; (vi) annual vacation entitlement as well as accrued vacation or paid time off balances; (vii) principal work location and leave status; (viii) exempt (or overtime eligibility) status; (ix) whether the individual is on a work visa or permit; and (x) whether the Business Employee is on leave and the expected date of return, if known.

(b) With respect to the Business Employees, the Company and each Employing Subsidiary have been and are in material compliance with applicable Laws regarding labor and employment, including registration and reporting requirements and Laws related to employment practices, terms and conditions of employment, wages and hour, employment standards, employee classification, leaves of absence, collective bargaining, labor relations, human rights, pay equity, accessibility, equal opportunity, occupational health and safety, workers’ compensation, immigration, individual and collective consultation, notice of termination and redundancy and the payment of social security and other Taxes. All current assessments under workers’ compensation legislation in relation to the Company and each Employing Subsidiary have been paid or accrued. The Company and each Employing Subsidiary have not been and are not subject to any additional or penalty assessment under such legislation which has not been paid and has not been given notice of any audit. No critical injury or fatality has occurred at the Company or any Employing Subsidiary.

(c) (i) No labor strike or stoppage is pending against the Company or an Employing Subsidiary by or with respect to any Business Employee; (ii) neither the Company nor any Employing Subsidiary is involved in any negotiation regarding a claim with any labor or trade union, works council or similar employee representative body (“Employee Representative Body”) representing any Business Employee; and (iii) since January 1, 2019, neither the Company nor any Employing Subsidiary has received any civil rights or human rights charges, suits, complaints or claims, in each case made in writing by any Business Employee before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor or any comparable body outside the U.S.

(d) Other than as set forth on Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor an Employing Subsidiary is party to any collective bargaining agreement or other agreement with any Employee Representative Body with respect to the Business Employees (the “Labor Agreements”). Except as otherwise set forth on Section 3.11(d) of the Company Disclosure Schedule, none of the Business Employees is represented by any Employee Representative Body, nor does any Employee Representative Body hold any bargaining rights, in connection with his or her employment by or service to the Company or an Employing Subsidiary, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union or any employee or group of employees of the Company to organize any of the Business Employees.

(e) To the Knowledge of the Company, no Business Employee has engaged in (and there have been no allegations that any such Person has engaged in) harassment, discrimination or similar misconduct of any nature with respect to such Business Employee’s services to the Company or an Employing Subsidiary, or breach of any policy of the Company or an Employing Subsidiary relating to the foregoing, or any other similar act, whether or not unlawful, with respect to such Business Employee’s services to the Company or an Employing Subsidiary. No such allegation is pending nor, to the Knowledge of the Company, threatened, and no such allegation has been investigated or the subject of any Action against or involving the Company or an Employing Subsidiary and/or such Person with respect to such Person’s services to the Company or an Employing Subsidiary and none is anticipated. There are no outstanding employment-related indemnities relating to, and there are no written or unwritten employment agreements giving rise to any claim of indemnity or damages from, any Business Employees.

(f) Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, there are no employment contracts with any Business Employees which are not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any employment contracts or other Employee Plans providing for cash, other compensation, benefits or contingent rights on or in connection with the Closing.

(g) All independent contractors providing services to the Company or any Employing Subsidiary have been properly classified in accordance with applicable Law, and neither the Company nor any Employing Subsidiary has received any notice disputing such classification.

3.12 Environmental Matters. Except as would not reasonably be expected to be material to the Business or the Transferred Assets, including the Transferred Lease: (i) each Seller is, and since January 1, 2019 has been, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and maintaining all Permits necessary for the occupation of the Company’s premises and the operation of the Business as currently conducted; (ii) no Seller has manufactured, distributed, disposed of, arranged for the disposal of, transported, released, or exposed any Person to, any Hazardous Material in a manner that would result in Liability pursuant to Environmental Law; and (iii) there is no pending or, to the Knowledge of the Company, threatened Environmental Claim against any Seller or any Person whose Liability for any material Environmental Claim such Seller has retained or assumed either contractually or by operation of law, in each case, to the extent applicable to its operation of the Business or ownership or use of the Transferred Assets or the Company Facilities.

3.13 Taxes.

(a) (i) All material Tax Returns relating to the Business or the Transferred Assets required to be filed have been duly and timely filed (taking into account any extensions), and each such Tax Return was correct and complete in all material respects; (ii) all material Taxes required to have been paid with respect to the Business, the Transferred Assets or the employment of the Transferred Employees have been paid by the Sellers; (iii) each Seller has complied with all applicable Laws relating to the withholding and remittance of Taxes with respect to the Business or the Transferred Assets; and (iv) there are no Liens for Taxes on the Transferred Assets, other than statutory liens for current taxes not yet due and payable. There is no outstanding waiver of any statute of limitations or extension of the period for the assessment or collection of any material Tax concerning or attributable to any Seller, the Business or the Transferred Assets, and, except as set forth in Section 3.13(a) of the Company Disclosure Schedule, no audit or other examination of any Tax Return of or with respect to any Seller, the Business or the Transferred Assets is presently in progress, nor has any Seller been notified of any request in writing for such an audit or other examination. With respect to the transfer of the Transferred Assets in India by the Company or its Subsidiary, there are no outstanding Tax liabilities or Actions under the applicable Tax Laws in India which could render such transfer void under Section 81 of the Indian Central Goods and Services Tax Act, 2017, as amended or under Section 281 of the Indian Income-Tax Act, 1961, as amended.

(b) Rambus Canada Inc., a corporation incorporated under the laws of the Province of New Brunswick (“Rambus Canada”), is not a non-resident of Canada within the meaning of the Income Tax Act (Canada). Rambus Canada is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is 768976698 RT0001.

(c) AnalogX Inc., a corporation incorporated under the laws of the Province of Ontario, is not a non-resident of Canada within the meaning of the Income Tax Act (Canada). AnalogX Inc. is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is 710741521 RT0001.

(d) With respect to any Seller that is a non-resident of Canada for purposes of the Income Tax Act (Canada), none of the Transferred Assets of such Seller are taxable Canadian property (as defined in the Income Tax Act (Canada)).

(e) None of the Transferred Assets being transferred by any Seller other than the Company is a “United States real property interest” as defined in Section 897 of the Code.

3.14 Material Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts (i) to which the Company or any of its Affiliates is a party or is bound as of the date of this Agreement and that constitute a Shared Contract or Transferred Contract, or (ii) by which any of the Transferred Assets or the Business is otherwise bound or affected but, in the case of (i) and (ii) excluding (1) purchase orders, sales quotations, and similar documentation entered into in the ordinary course of business, (2) Excluded Contracts, (3) portfolio licenses to Patents included within the Business Owned Intellectual Property, (4) expired and terminated Contracts with no ongoing obligations, and (5) Contracts with the Buyer and its Affiliates (the “Material Contracts”) that fall in the following categories:

(i) any Contracts with the Principal Customers and Principal Suppliers, or other Contracts for purchase and supply of products and services which includes any “output”, “take or pay”, or similar purchase or pricing commitment;

(ii) any Business In-License other than (to the extent not a Transferred In-License) (A) Contracts for Standard Software, (B) Open Source Software Licenses, (C) commercial Contracts to the extent including ancillary licenses to use a third Person’s trademarks or feedback, (D) Contracts with employees or contractors for the assignment of, or license to, Intellectual Property Rights entered in to in the ordinary course of business, pursuant to a form Employee Proprietary Information Agreement or form Consultant Proprietary Information Agreement (copies of which have been made available to the Buyer), (E) license rights received from members of an SSO through Company or any of its Affiliates’ membership in an SSO, and (F) confidentiality or nondisclosure Contracts without express license grants entered into in the ordinary course of business (subsections (A) through (F) the “Excluded In-Licenses”);

(iii) any Contract pursuant to which the Company or any of its Affiliates has granted, sold, assigned, licensed, conveyed or provided any Intellectual Property Right or Technology used in or held for use in the Business (including Transferred IPR) to a third Person or pursuant to which the Company or any of its Affiliates has agreed not to enforce any Intellectual Property Right against any third Person other than (A) standard non-use and non-disclosure obligations in non-disclosure agreements or confidentiality agreements entered into in the ordinary course of business, (B) non-exclusive licenses of the Business Products and Services entered into in the ordinary course of business pursuant to a Contract previously made available to the Buyer, (C) Contracts under which the only Intellectual Property Rights or Technology owned or purported to be owned by the Company or any of its Affiliates is granted, licensed or provided by the Company to contractors or vendors, in the ordinary course of business, for the limited purpose of providing the applicable services to the Company or any of its Affiliates, and (D) Contracts with SSOs (subsections (A) through (D), the “Excluded Out Licenses”);

(iv) any Contract providing for the development of any Technology or Intellectual Property Rights used in or held for use in the Business, independently or jointly, by or for the Company or any of its Affiliates, other than Contracts entered into pursuant to a form Employee Proprietary Information Agreement (a copy of which has been made available to the Buyer);

(v) any Contract imposing any restriction or limitation in any respect on the right or ability of the Company or any of its Affiliates to (A) engage or compete in any line of business or market, with any other Person or in any jurisdiction that may limit or restrict the operation of the Business (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any Business Products and Services or any Business Owned Intellectual Property or Transferred Technology), (B) acquire, develop, sell, distribute or perform any Business Products and Services from, for or to any other Person, or otherwise transact business or deal in any other manner with any other Person that may limit or restrict the Business, (C) develop or distribute any Intellectual Property Rights or Technology used in, held for use in or related to the Business, or (D) use, assert, enforce, or otherwise exploit anywhere in the world any Intellectual Property Rights used in, held for use in or otherwise related to the Business, in each case, other than industry-standard restrictions on contributors under Contracts with SSOs;

(vi) any Contract relating to the Business that provides for “most favored customer” or similar terms (including with respect to pricing) with respect to the Business Products and Services;

(vii) any Contract relating to the Business that grants to any Person a right of first refusal, right of first negotiation, right of exclusivity or any other similar right with respect to any Transferred Assets;

(viii) a Contract granting a Lien upon any Transferred Asset, other than Permitted Liens;

(ix) all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any owned real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $250,000;

(x) except for agreements relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $100,000;

(xi) any Labor Agreement;

(xii) any settlement or co-existence agreement under which a Seller or any of its Subsidiaries has material ongoing obligations with respect to the Business;

(xiii) all Contracts with Business Employees providing for a change of control or similar payment or benefit triggered (alone or together with any other event) by the transactions contemplated by this Agreement or the Ancillary Agreements; and

(xiv) all Contracts that are with any Governmental Entity, university, or research organization.

(b) As of the date of this Agreement, the Company has made available to the Buyer true and correct copies of all Material Contracts, together, in each case, with all written amendments, waivers or other changes thereto. Each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable Seller party thereto and, to the Knowledge of the Company, each other party thereto (except as such enforceability may be subject to applicable Laws relating to bankruptcy, insolvency and the relief of debtors and applicable Laws governing specific performance, injunctive relief or other equitable remedies). There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the applicable Seller party thereto (and no Seller has received any notice alleging any such default or breach), and to the Knowledge of the Company, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Material Contract.

(c) The Company has made available to the Buyer true and correct copies of all Shared Contracts, together, in each case, with all written amendments, waivers or other changes thereto other than Excluded Contract Parts and Inactive Contracts other than for Contracts with Principal Customers. The Shared Contracts are the only Contracts to which the Company or any of its Affiliates is a party that relate in part, but not exclusively, to the Business and that are material to the Business.

3.15 Intellectual Property; Privacy.

(a) Registered Intellectual Property Rights. Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all Transferred Registered IPR, setting forth for each item of Transferred Registered IPR (i) whether such item is exclusively or jointly owned by the Company or any of its Affiliates, (ii) the record owner(s) of such item and if different, the legal owner and beneficial owner(s) of such item, (iii) the jurisdiction in which such item is registered or filed and the applicable application, registration, or serial or other similar identification number, (iv) the filing date or registration date and issuance date or grant date, (v) all actions, filings and payment obligations due to be made to any Governmental Entity within one hundred and eighty (180) days following the Closing Date, and (vi) with respect to domain names, the applicable domain name registrar. Other than communications with Governmental Entities or registration organizations regarding prosecution of the Transferred Registered IPR, neither the Company nor any of its Affiliates has received any written notice (or, to the Knowledge of the Company, oral) or claim challenging the validity or enforceability of any of the Transferred Registered IPR or indicating an intention on the part of any Person to bring a claim that any of the Transferred Registered IPR is invalid or unenforceable (not including office actions or similar ordinary course notices) nor, to the Knowledge of the Company, is there a reasonable basis for any claim that any of the Transferred Registered IPR is either invalid or unenforceable. All Transferred Registered IPR has been registered or obtained in accordance with all applicable legal requirements, and the Company or any of its Affiliates has timely paid all filing, examination, issuance, post registration and maintenance fees and annuities associated with or required with respect thereto. None of the Transferred Registered IPR has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding, nor has any such action is or has been threatened. Neither the Company nor any of its Affiliates has taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Transferred Registered IPR.

(b) Ownership. The Company and the other Sellers exclusively own all right, title and interest in and to all Transferred IPR free and clear of all Liens, other than Permitted Liens. The Company and the other Sellers exclusively own the Licensed Intellectual Property under the Intellectual Property Matters Agreement. Neither the Company nor its Affiliates have received any written (or, to the Knowledge of the Company, oral) notice or claim challenging the Company’s or any of its Affiliates’ ownership or use of any Transferred IPR, nor to the Knowledge of the Company is there a reasonable basis for any such claim. All Transferred IPR is valid, enforceable (except with respect to Patent applications) and subsisting.

(c) Licenses. Each Transferred In-License is valid, binding and enforceable against the Company or its applicable Affiliate and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms and is in full force and effect. No licensor under any of the Transferred In-Licenses has any ownership rights or license rights to derivative works or improvements made by or on behalf of the Company or any of its Affiliates related to any Intellectual Property Rights or Technology licensed under such Business In-License. Neither the Company nor any of its Affiliates has granted any ongoing or springing licenses or rights under or to, granted future licenses or rights under or to, or otherwise agreed not to assert or enforce, any of the Transferred IPR, other than pursuant to the Contracts disclosed in Section 3.14(a)(iii) of the Company Disclosure Schedule and Excluded Out Licenses.

(d) Non-infringement. There is no Action pending or, to the Knowledge of the Company, threatened in writing against any Seller in the two (2) year period preceding the date hereof, (i) alleging that the conduct of the Business or any of the Business Products and Services is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any Person, or (ii) challenging such Seller’s ownership of any Transferred IPR or Licensed Intellectual Property. The conduct of the Business and the design, use, sale, import and export of Business Products and Services by the Company or any of its Affiliates does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person in each case that would reasonably be believed to be material to the Business taken as a whole. This Section 3.15(d) is the sole and exclusive representations and warranties regarding any infringement or misappropriation of Intellectual Property Rights by the Company or its Affiliates.

(e) Third Party Infringement. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Business Owned Intellectual Property. Since January 1, 2019, no Seller has sent any written communication regarding any actual, alleged, or suspected infringement, misappropriation or other violation of any Transferred IPR.

(f) Effect of Transaction. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Business Owned Intellectual Property, (ii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Business Owned Intellectual Property, including any such grant, assignment or transfer by the Buyer or its Affiliates, (iii) any Business Owned Intellectual Property becoming subject to any restriction with respect to its use or operation in any line of business or market or with any Person or in any area, or (iv) the Buyer or any of its Affiliates as being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any of the Buyer’s or its Affiliates’ Technology or Intellectual Property Rights that are used in or held for use in the Business. Following the Closing, the Buyer will be permitted to exercise all of the rights of the Company and its Affiliates, including under Business Intellectual Property, to the same extent the Company and its Affiliates would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any consideration except to the extent such in ability arises as a result of any Contracts entered into by the Buyer or its Affiliates.

(g) Employees and Contractors. Each Person who is or was an employee, officer, director, consultant or contractor of the Company or any of its Affiliates, in each case, who has been involved in the creation or development of any Business Owned Intellectual Property has signed an agreement substantially on the Company’s or its Affiliates’ standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) (which have previously been provided to Buyer). No current or former employee, officer, director, consultant or contractor of the Company or any of its Affiliates has any claim, right (whether or not currently exercisable), or interest to or in any Business Owned Intellectual Property. To the Knowledge of the Company, no employee of the Company or any of its Affiliates who is engaged in the creation or development of any Business Owned Intellectual Property, is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or the applicable Affiliate, or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Technology, Intellectual Property Rights or confidentiality.

(h) Trade Secret Protection. The Company and its Affiliates have taken measures reasonably necessary to protect and maintain the confidential information included in the Business Intellectual Property, including Trade Secrets that are part of the Transferred IPR (the “Business Trade Secrets”). Without limiting the foregoing, the Company and its Affiliates have not disclosed, nor is the Company or any of its Affiliates under any contractual or other obligation to disclose, to another Person any Business Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Knowledge of the Company, no Person has materially breached any such agreement or undertaking.

(i) R&D Sponsors. At no time during the conception of or reduction to practice of any Transferred IPR was the Company or any of its Affiliates or any developer, inventor or other contributor to such Transferred IPR operating under any grants from any Governmental Entity or agency or private source, or any university, college, other educational institution, military, multi-national, bi-national or international organization or research center or institution (each an “R&D Sponsor”), performing (directly or indirectly) research sponsored by any R&D Sponsor, or subject to any employment agreement, invention assignment or nondisclosure agreement or other obligation with any R&D Sponsor that could adversely affect the Company’s or any of its Affiliates’ rights in such Transferred IPR. No R&D Sponsor has any claim of right to, ownership of or other encumbrance on any Transferred IPR. No funding, facilities, or personnel of any R&D Sponsor were used, directly or indirectly, to develop or create, in whole or part, any Transferred IPR.

(j) No Defects. None of the Business Products and Services contains any known material bug, defect, or error that materially and adversely affects the use, functionality, or performance of such products or services.

(k) Source Code. Neither the Company or any of its Affiliates nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Transferred Software other than to employees, consultants and independent contractors of the Company or any of its Affiliates who needed or need such source code to perform his or her job duties or to customers of the Business pursuant to the terms pursuant to Contracts entered into in the ordinary course of business of the Company or any of its Affiliates. No source code for any Transferred Software has been delivered, licensed, or made available to any escrow agent or other Person who is or was not an employee, consultants and independent contractors of the Company or any of its Affiliates who needed or needs such source code to perform his or her job duties or to customers of the Business pursuant to the terms pursuant to Contracts entered into in the ordinary course of business of the Company or any of its Affiliates. Neither the Company nor any of its Affiliates has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Transferred Software to any escrow agent or other Person other than to employees, consultants and independent contractors of the Company or any of its Affiliates who needed or need such source code to perform his or her job duties or to customers of the Business pursuant to the terms pursuant to Contracts entered into in the ordinary course of business of the Company or any of its Affiliates. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Transferred Software to any other Person.

(l) Malicious Code. No Transferred Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). The Company and its Affiliates implement industry standard measures designed to prevent the introduction of Malicious Code into the Transferred Software, including firewall protections and regular virus scans.

(m) Open Source Use. Section 3.15(m) of the Company Disclosure Schedule sets forth an accurate and complete list of all Open Source Software that is or has been included, incorporated or embedded in, or combined with any of the Business Products and Services, which list specifies (i) the Open Source License under which each such item of Open Source Software has been licensed to the Company or its applicable Affiliate, (ii) whether such item of Open Source Software has been modified by any Seller, and (iii) whether such item of Open Source Software is or was distributed by the Company or any other Seller.

(n) Open Source Compliance. With respect to Open Source Software that is or has been included, incorporated or embedded in, linked to or combined with any of the Business Products and Services, the Company and its Affiliates have been and are in compliance with the terms and conditions of all applicable Open Source Software Licenses, including attribution and copyright notice requirements. Neither the Company nor any of its Affiliates has incorporated any Open Source Software in any Business Products and Services in a manner that would require: (i) the disclosure, licensing or distribution in source code form of any Transferred Software (or any portion(s) thereof); (ii) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to any Transferred Software (or any portion(s) thereof); or (iii) redistributing, hosting, licensing, distributing or otherwise making available any Transferred Software (or portion(s) thereof) at no or a nominal fee or charge.

(o) SSOs. Except as set forth in Section 3.15(o) of the Company Disclosure Schedule, neither the Company nor any of its Affiliates is or has ever been a member or promoter of, or a contributor to, any SSO that could require or obligate the Company or any of its Affiliates to grant or offer to any other Person any license of any Transferred IPR.

(p) Inactive Contracts. No Inactive Contract will impose any restriction or limitation in any respect on the right or ability of the Buyer or any of its Affiliates, after the Closing, to (A) engage or compete in any line of business in any territory or market, or with any other Person (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any Business Products and Services or any Business Owned Intellectual Property or Transferred Technology), (B) acquire, develop, sell, distribute or perform any Business Products and Services from, for or to any other Person, or otherwise transact business or deal in any other manner with any other Person that may limit or restrict the Business, (C) develop or distribute any Intellectual Property Rights or Technology used in, held for use in or regarding the Business, or (D) use, assert, enforce, or otherwise exploit anywhere in the world any Intellectual Property Rights used in, held for use in or otherwise related to the Business. No Inactive Contract provides for “most favored customer” or similar terms (including with respect to pricing) with respect to the Business Products and Services or grants to any Person any right of first refusal, right of first negotiation, right of exclusivity or any other similar right with respect to the Transferred Assets that would bind or restrict Buyer or its Affiliates following the Closing. Neither the Company nor any of its Affiliates have granted any Persons exclusive licenses or any other licenses with respect to the Business Products and Services outside the ordinary course of business (including any licenses that materially deviate from the Company’s form customer agreements previously provided to the Buyer, including with respect to scope, use restrictions and confidentiality obligations) under the Inactive Contracts. The licenses granted under each Inactive Contract with respect to the Business Products and Services do not include or grant any customer the right to use the Business Products and Services (i) in any customer product designs beyond a fixed number of designs for which the applicable customer has already paid for and used prior to the date of this Agreement, or (ii) in an unlimited number of customer product designs, and no Inactive Contract obligates Company or any of its Affiliates to accept additional orders.

(q) IT Systems. To the Knowledge of the Company, the information technology systems used by the Sellers in connection with the Business (the “IT Systems”) are sufficient for the needs of the Business as currently conducted, including as to capacity, scalability and ability to process current and currently anticipated peak volumes in a timely manner, in each case, except as would not reasonably be expected to be material to the Business, taken as a whole. The IT Systems and the Company’s and its Affiliates’ related procedures and practices are designed, implemented, operated and maintained consistent with customary industry standards and practices for entities operating businesses similar to the Business, including with respect to redundancy, reliability and security. Without limiting the foregoing, (i) the Company and its Affiliates have taken reasonable steps and implemented reasonable procedures prevent the introduction of Malicious Code into the IT Systems and to remove Malicious Code in the IT Systems where identified, and (ii) the Company and its Affiliates have in effect disaster recovery plans, procedures and facilities for the Business consistent with industry standards.

(r) Security. The Business has not experienced any data loss, business interruption, or other harm as a result of, any Malicious Code intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of Software, hardware or data, or (iii) any other similar type of unauthorized activities. The Company and its Affiliates a policy in place to timely implement security patches or upgrades that are generally available for the IT Systems.

(s) Privacy. (i) Each Seller and all Affiliates, vendors, processors, or other third parties Processing or otherwise accessing or sharing Personal Data by, for, with, or on behalf of the Company (“Data Partners”) (in the case of Data Partners, relating to the Company) have at all times since January 1, 2019 been in compliance with all Privacy Obligations applicable to its respective operation of the Business and has retained accurate and complete information and records upon which to ground its lawful authority to Process Personal Data, and (ii) the Company and, to the Knowledge of the Company, any Data Partners, have not experienced any Security Incident that relates to the operation of the Business, except, in each case of (i) and (ii), as would not reasonably be expected to be material to the Business or the Transferred Assets. All notices and consents required by Privacy Obligations are sufficient in all material respects under Privacy Obligations for the continued conduct of the Business immediately after the Closing in the same manner as the Business was conducted immediately prior to the Closing. The execution, delivery, and performance of this Agreement and the Ancillary Agreement by the Sellers will not: (i) conflict with or result in a violation or breach of any Privacy Obligations; (ii) require the consent of, or provision of notice to, any Person concerning such Person’s Personal Data pursuant to any Privacy Obligations; and/or (iii) prohibit the transfer of any Transferred Assets that constitutes Personal Data to Buyer, except, in each case of (i) through (iii), as would not reasonably be expected to be material to the Business or the Transferred Assets. With respect to their operation of the Business, the Sellers have, and have required Data Partners Processing material Personal Data on behalf of the Company to have, at all times since January 1, 2019, implemented, maintained and materially complied with administrative, technical, and physical safeguards appropriate to the sensitivity of the Personal Data Processed by or on behalf of the Company, including as required to materially comply with applicable Privacy Obligations protect against Security Incidents. Since January 1, 2019, the Sellers in relation to any Security Incident and/or Privacy Obligation have not: (i) been required to notify customers, consumers, employees, Governmental Entities, or any other Person, (ii) received any notice, request, claim, complaint, correspondence or other communication regarding non-compliance, or (iii) received notice of any pending or threatened inquiry, action, suit, or proceeding by or before, and, to the Knowledge of the Company, there is no investigation by, any Governmental Entity against any Seller, in each case, in connection with its operation of the Business. The Company has obtained written agreements from all Data Partners with or to whom the Company transfers or discloses Personal Data that materially comply with the requirements under Privacy Obligations. To the Knowledge of the Company, there is no non-compliance with applicable Privacy Obligations by Data Partners that Process Personal Data on behalf of the Company in connection with the Business, nor, to the Knowledge of the Company, is there any non-compliance by such Data Partners with their privacy, data protection, or security contractual obligations to the Company in connection with the Business.

3.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Buyer will be liable in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf any of the Sellers.

3.17 Title to Assets, Properties and Rights. The Company or the applicable Seller has, and at the Closing will have, good and valid title to the tangible assets it purports to transfer as Transferred Assets hereby, free and clear of all Liens except for Permitted Liens. With respect to the tangible assets of the Company or the applicable Seller which are Transferred Assets hereunder that are leased, the Company or the applicable Seller holds a valid leasehold interest free of any Liens, except for Permitted Liens.

3.18 Sufficiency.

(a) The Transferred Assets (other than Intellectual Property Rights and Technology) constitute all of the assets of Seller and its Subsidiaries (other than (i) Intellectual Property Rights and Technology and (ii) the assets the benefits or use of, or license to, which will be provided to the Buyer under the Transition Services Agreement, Intellectual Property Matters Agreement or which are specifically identified as Excluded Assets on Schedule 2.1(c)(xv)) primarily related to or primarily used or held for use in the operation or conduct of the Business and necessary for the Buyer to operate the Business immediately following the Closing in substantially the same manner as operated by the Company and its Affiliates as of the date of this Agreement.

(b) The Transferred IPR, the Transferred Technology, and the Licensed Intellectual Property collectively constitute all of the Intellectual Property Rights and Technology that are used, held for use in, and otherwise necessary for the operation and conduct of the Business by the Company or any of its Affiliates as of the date of this Agreement and as of the Closing.

3.19 Customers and Suppliers. Section 3.19 of the Company Disclosure Schedule sets forth the top ten (10) customers (based on the aggregate of 2021 and 2022 fiscal year revenues, including any and all Affiliates as a single customer) of the Business (the “Principal Customers”) and the five (5) largest suppliers (based on 2022 fiscal year spend) of the Business, excluding Buyer and its Affiliates (each, “Principal Supplier”). Neither the Company nor any of its Affiliates has received any written notice, or to the Knowledge of the Company, any other notice, that any such Principal Customer has taken action to, or will take action to (a) terminate or modify in a manner materially adverse to the Company, or any of its Affiliates, such Principal Customer’s relationship with Seller or any of its Affiliates, (b) cease to purchase or license the Business Products and Services, or reduce the purchase or license of Business Products and Services in any material manner from the Company or any of its Affiliates, or (c) renegotiate the price or other material terms, in any material manner, pursuant to which such Principal Customer purchases or licenses the Business Products and Services from the Company or any of its Affiliates; and, to the Knowledge of the Company, no such customers plan to do any of the foregoing. Neither the Company nor any of its Affiliates has received written notice, or to the Knowledge of the Company, any other notice, that any such Principal Supplier has taken action to, or will take action to (x) terminate or modify in a manner adverse to the Company, or any of its Affiliates, such Principal Supplier’s relationship with the Company or any of its Affiliates, (y) reduce the amount of goods or services that it is willing to supply to the Company or any of its Affiliates or (z) materially increase the price of any goods or services that it has previously supplied to the Company or any of its Affiliates; and, to the Knowledge of the Company, no such Principal Suppliers plan to do any of the foregoing. All purchase and sale orders and other commitments for purchases and sales made by the Company or any of its Affiliates in connection with the Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective Representatives other than payments to such suppliers or their Representatives for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.

3.20 Real Property.

(a) Section 3.20 of the Company Disclosure Schedule sets forth a list of all real property currently leased, subleased or otherwise occupied by any Seller for the operation of the Business. The Company has provided the Buyer with true, correct and complete copies of the Transferred Lease and all subleases and other agreements related thereto, including all amendments thereto (the “Real Property Leases”). Each Real Property Lease is in full force and effect and there is no existing breach or default (or any event with which the passage of time will become a breach or default) of any Real Property Lease by the Company and, to the Knowledge of the Company, any other party to such Real Property Lease and neither the Company nor any of its Affiliates has violated, and, to the Knowledge of the Company, the landlord has not violated, any of the material terms or conditions of any Real Property Lease and all the material covenants to be performed by the Company or an Affiliate, and to the Knowledge of the Company, the landlord under each Real Property Lease prior to the date hereof have been performed in all material respects.

(b) All real property currently leased pursuant to a Real Property Lease (the “Company Facilities”) is in condition suitable for the conduct of the Business as currently conducted and the use of any such Company Facilities as presently used by the Business, does not violate any local zoning or similar land use Laws or governmental regulations which violation, individually or in the aggregate, has had or could reasonably be expected to materially adversely affect the operations of the Business therein. Neither the Company nor any Affiliate is in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting any such Company Facilities to the extent such violation or noncompliance, individually or in the aggregate, has had or could reasonably be expected to have a materially adverse effect on the operations of the Business therein. To the Knowledge of the Company, there is no pending or threatened condemnation or similar proceeding affecting any Company Facility.

3.21 Related Party Transactions. No Related Party has or has had, directly or indirectly, (a) any interest in any Transferred Asset (including as a party to any Transferred Contract), (b) any interest in any Person which furnished or sold, or furnishes or sells, services, products or Intellectual Property Rights that any Seller furnishes or sells, or proposes to furnish or sell in connection with its operation of the Business; (c) any interest in any Person that purchases from or sells or furnishes to any Seller any goods or services relating to the Business; or (d) any indebtedness to any Seller (other than for ordinary travel advances); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.21. All transactions pursuant to which any Related Party has purchased any services, products or Intellectual Property Rights from, or sold or furnished any services, products or Intellectual Property Rights to, any Seller have been on an arms-length basis on terms no less favorable to any Seller than would be available from an unaffiliated party. To the Knowledge of the Company, no Related Party is competing with the Business.

3.22 Fair Consideration; No Fraudulent Conveyance. The Conveyance of the Transferred Assets to the Buyer or the Buyer Designee as contemplated by this Agreement and the Ancillary Agreements is made in exchange for fair and equivalent consideration, and neither the Company nor any of its Affiliates is now insolvent nor will be rendered insolvent by the Conveyance of the Transferred Assets as contemplated by this Agreement and the Ancillary Agreements. Neither the Company nor any of its Affiliates is entering into this Agreement or the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the Ancillary Agreements will not have any such effect. The transactions contemplated by this Agreement or any Ancillary Agreement will not give rise to any right of any creditor of the Company or any of its Affiliates to assert any claim whatsoever against the Buyer or any of its Affiliates or any of the Transferred Assets in the hands of the Buyer or any of its Affiliates or their respective successors and assigns following the Closing.

3.23 Trade Laws and Sanctions. For the past five (5) years, the Company and its Subsidiaries have (a) complied in all material respects with all applicable Sanctions and Trade Laws; (b) maintained in place and implemented controls and systems to comply with applicable Sanctions and Trade Laws; (c) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person in violation of Sanctions; and (d) to the Knowledge of the Company, not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Sanctions or Trade Laws, has not been notified of any such pending or threatened actions. Neither the Company, its Subsidiaries, their respective directors or officers, or, to the Knowledge of the Company, their employees or agents is: (x) a Sanctioned Person; (y) subject to debarment or any list-based designations under any Trade Laws; or (z) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

3.24 Competition Act. The aggregate value of the assets of the Business in Canada being acquired and the gross revenues from sales in and from Canada generated from the assets of the Business in Canada being acquired determined in each case as prescribed in the Competition Act (Canada) are each less than CDN$93 million, respectively.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE BUYER

The Buyer represents and warrants to the Company as follows:

4.1 Organization and Qualification. The Buyer and each Buyer Designee is a corporation, limited partnership or other legal entity, duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization and the Buyer and each Buyer Designee has all requisite legal power and authority to carry on its business as now being conducted and is qualified to do business and is in good standing as an extra-provincial or foreign corporation, limited partnership or other legal entity (in any jurisdiction in which such concept exists) in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not or would not reasonably be expected to (a) prevent or materially delay the consummation of the Closing, or (b) materially impair the ability of the Buyer or a Buyer Designee to perform its obligations under this Agreement.

4.2 Authority Relative to the Transaction Agreements.

(a) The Buyer and each Buyer Designee has all necessary powers and authorities to execute and deliver this Agreement and any other Transaction Agreement to which the Buyer or any Buyer Designee is or will be a party and to fully perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and any other Transaction Agreement, and the execution, delivery and performance of this Agreement and any other Transaction Agreement to which it is or will be a party has been duly authorized by all requisite corporate action.

(b) This Agreement has been duly executed and delivered by the Buyer and this Agreement is, and the other Transaction Agreements to which the Buyer and any Buyer Designee will be a party when duly executed and delivered by the Buyer or such Buyer Designee will be, valid and legally binding obligations of the Buyer or such Buyer Designee, enforceable against the Buyer or such Buyer Designee, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3 Consents and Approvals; No Violations. No Permit of, with or from, any Governmental Entity is required on the part of the Buyer or any Buyer Designee for the execution and delivery by the Buyer of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, except any such other Permit, the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to materially impede or delay the Closing. Assuming compliance with the items described in the preceding sentence, neither the execution, delivery and performance of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach, violation or infringement of the Organizational Documents of the Buyer or any Buyer Designee, or (ii) violate any Law applicable to the Buyer or any Buyer Designee or any of its properties or assets, except in the case of clause (ii), for violations that would not or would not reasonably be expected to (A) prevent or materially delay the Closing, or (B) materially impair the ability of the Buyer or a Buyer Designee to perform its obligations under this Agreement.

4.4 Litigation. There is no Action pending, or to the Knowledge of the Buyer, threatened in writing against the Buyer or any Buyer Designee that challenges or seeks to prevent, materially delay or make illegal any of the transactions contemplated hereby.

4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which any Seller will be liable in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf any of the Buyer.

4.6 Sufficiency of Funds. The Buyer has and will have at the Closing immediately available funds sufficient to permit the Buyer to consummate the transactions contemplated by the Transaction Agreements and to pay all related fees and expenses.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Books and Records.

(a) From the date hereof until the Closing, the Company shall, and shall cause each other Seller to, during normal business hours, upon reasonable notice (i) afford the Buyer and its Affiliates, and their Representatives reasonable access to and the right to inspect all of the Company Facilities, books and records, Transferred Contracts, Shared Contracts and other documents and data related to the Business, including all Inactive Contracts; (ii) furnish the Buyer and its Affiliates and their Representatives with such financial, operating and other data and information related to the Business as the Buyer or any of its Affiliates, or any of their Representatives may reasonably request provided, however, that the Company shall not be required to provide access to any consolidated, combined, affiliated or unitary income Tax Return of the Company or any of its Affiliates; (iii) as soon as reasonably practicable after the date hereof, provide the Buyer and its Affiliates and their Representatives a complete list of all Shared Contracts; and (iv) use reasonable best efforts to cause the Representatives of the Sellers to cooperate with the Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or any other businesses of the Sellers. Notwithstanding the foregoing, no Seller shall be required to provide access to or disclose information pursuant to this Section 5.1(a) where such access or disclosure would (x) upon the advice of counsel, jeopardize the attorney-client privilege, other privilege or work product protection of any Seller or (y) contravene any applicable Laws or binding agreement entered into by any Seller prior to the date of this Agreement; provided, that the Sellers shall use reasonable commercial efforts to permit the disclosure of such information without causing such loss of such privilege or contravention of such Law or binding agreement. For the avoidance of doubt, such access shall comply with Seller’s reasonable insurance and security requirements and not include the right to perform any invasive testing.

(b) For six (6) years from the Closing Date, the Buyer shall, to the extent permitted by applicable Law, afford to Representatives of the Company reasonable access to the Transferred Books and Records, the Transferred Contracts and any other documents or materials transferred to the Buyer or any of its Affiliates as part of the Transferred Assets and relating to the Business, in each case, existing as of the Closing Date, during normal business hours and upon reasonable notice, in connection with the Company’s (i) preparation of financial statements and U.S. Securities and Exchange Commission reporting obligations, (ii) preparation of any documents or materials as reasonably required for the Company to comply with any applicable Laws, (iii) subject to clause (iv) below, performance of its obligations under this Agreement or any Ancillary Agreement, or (iv) defense or assertion of claims against third parties (other than the Buyer and its Affiliates) in any litigation or arbitration or in any administrative or legal proceeding; provided, however, that (x) the Buyer shall not be required to provide access to any consolidated, combined, affiliated or unitary income Tax Return of the Buyer or any of its Affiliates, and (y) any permitted investigation undertaken by the Company pursuant to the access granted under this Section 5.1 shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or any other businesses of the Buyer and its Affiliates from and after the Closing. Notwithstanding the foregoing, neither the Buyer nor any of its Affiliates shall be required to provide access to or disclose information pursuant to this Section 5.1(b) where such access or disclosure would (1) upon the advice of counsel, jeopardize the attorney-client privilege, other privilege or work product protection of the Buyer or any of its Affiliates or (2) contravene any applicable Laws or binding agreement entered into by the Buyer or any of its Affiliates; provided, that the Buyer shall use reasonable commercial efforts to permit the disclosure of such information without causing such loss of such privilege or contravention of such Law or binding agreement.

(c) For six (6) years from the Closing Date, the Company shall, and shall cause the other Sellers to, to the extent permitted by applicable Law, afford to Representatives of the Buyer reasonable access to the relevant portions of books and records of the Business and (to the extent related to the Business) the Company and any other information existing as of the Closing Date and relating to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees, including all Inactive Contracts, and shall make its personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees, in each case, during normal business hours and upon reasonable notice, in connection with the Buyer’s (i) preparation of financial statements and U.S. Securities and Exchange Commission reporting obligations, (ii) preparation of any documents or materials as reasonably required for the Buyer or any of its Affiliates to comply with any applicable Laws, (iii) performance of its or a Buyer Designee’s obligations under this Agreement or any Ancillary Agreement, (iv) the defense or assertion of claims against third parties (other than the Company and its Affiliates) in any litigation or arbitration or in any administrative or legal proceeding, (v) enforcement of its rights under Transferred Contracts, Shared Contracts or Inactive Contracts or (vi) for any other reasonable purpose; provided, however, that (x) the Company shall not be required to provide access to any consolidated, combined, affiliated or unitary Tax Return of the Company or any of its Affiliates, and (y) any permitted investigation undertaken by the Buyer pursuant to the access granted under this Section 5.1 shall be conducted in such a manner as not to unreasonably interfere with the Company’s business operations from and after the Closing. Notwithstanding the foregoing, neither the Company nor any of its Affiliates shall be required to provide access to or disclose information pursuant to this Section 5.1(c) where such access or disclosure would (1) upon the advice of counsel, jeopardize the attorney-client privilege, other privilege or work product protection of the Company or any of its Affiliates or (2) contravene any applicable Laws or binding agreement entered into by the Company or any of its Affiliates; provided, that the Company shall use reasonable commercial efforts to permit the disclosure of such information without causing such loss of such privilege or contravention of such Law or binding agreement.

(d) The Buyer agrees to hold all Transferred Books and Records existing on the Closing Date in accordance with its corporate policies related to preservation of records. The Company agrees to hold all books and records relating to the Business existing on the Closing Date but not transferred to the Buyer in accordance with its corporate policies related to preservation of records. In order to facilitate the prosecution of the Company’s or its Affiliates’ Intellectual Property Rights that are not Transferred Assets and that have a Transferred Employee named as an inventor for a period of two (2) years following the Closing Date, at the Company’s expense, the Buyer (together with its Affiliates) shall afford the Company and its Representatives reasonable access, upon reasonable advance written notice, to the Transferred Employees to execute any documents and take any other reasonable actions requested by the Company in connection with such prosecution of Intellectual Property Rights.

5.2 Confidentiality.

(a) The Confidentiality Agreement shall continue in full force and effect, in accordance with its terms, until the Closing and shall terminate effective upon the Closing.

(b) The Buyer agrees, on behalf of itself and its controlled Affiliates that, from and after the Closing until the date that is seven (7) years from the Closing Date, except as otherwise consented to by the Company and subject to the terms of the Licenses granted to the Company and the Buyer and applicable restrictions set forth in the Intellectual Property Matters Agreement, all non-public information relating to the Company and its Affiliates, the Excluded Assets, the Excluded Liabilities, and all Transaction Information in the possession of the Buyer or any of its Affiliates, but excluding any such information the ownership of which is transferred to the Buyer or a Buyer Designee at the Closing as part of the Transferred Assets (collectively “Company Confidential Information”) will be kept confidential and will not be disclosed by the Buyer or any of its Affiliates in any manner, in whole or in part. For purposes of this Section 5.2(b), “Company Confidential Information” shall not include any information: (i) that is or becomes generally available to the public other than as a result of a disclosure by the Buyer not otherwise permitted pursuant to this Agreement, (ii) of which the Buyer (or its Affiliates) learns from sources other than the Company provided, that such source is not known by the Buyer or such Affiliate to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (iii) at the time of disclosure was already known to the Buyer or its Affiliates other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s possession, or (iv) to the extent it is independently developed by the Buyer or any of its Affiliates. Notwithstanding the foregoing, if the Buyer or any of its Affiliates or Representatives is requested or required by Law or governmental regulation or by subpoena or other valid legal process to disclose any Company Confidential Information to any Person, then the Buyer will, to the extent legally permitted, promptly provide the Company with written notice of the applicable law, regulation or process so that the Company, may, at the Company’s cost and expense, seek a protective order or other appropriate remedy. The Buyer will, to the extent legally permitted, cooperate with the Company and the Company’s Representatives, at the Company’s cost and expense, in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Buyer or any Representative of the Buyer disclose Company Confidential Information, then the Buyer or such Representative may disclose such Company Confidential Information to the extent legally required; provided, however, that the Buyer and its Representatives will use reasonable efforts to ensure that such Company Confidential Information is treated confidentially by each Person to whom the Buyer or any of its Representatives discloses such Company Confidential Information. The Parties acknowledge and agree that nothing in this Section 5.2(b) shall affect Buyer’s or any Buyer Designee’s rights in the Transferred Assets from and after the Closing.

(c) The Company agrees, on behalf of itself and its Affiliates that, from and after the Closing until the date that is seven (7) years from the Closing Date, except as otherwise consented to by the Buyer and subject to the terms of the Licenses granted to the Company and the Buyer and applicable restrictions set forth in the Intellectual Property Matters Agreement, all non-public information relating to the Buyer and its Affiliates, the Transferred Assets, the Assumed Liabilities, the Transferred Employees and all Transaction Information in the possession of the Company or any of its Affiliates (collectively “Buyer Confidential Information”) will be kept confidential and will not be disclosed by the Company or any of its Affiliates in any manner, in whole or in part. For purposes of this Section 5.2(c), “Buyer Confidential Information” shall not include any information: (i) that is or becomes generally available to the public other than as a result of a disclosure by the Company or any of its Affiliates or their respective Representatives not otherwise permitted pursuant to this Agreement, or (ii) of which such the Company (or its Affiliates) learns from sources other than the Buyer after the Closing Date provided, that such source is not known by the Company to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information. Notwithstanding the foregoing, if the Company or its Representatives is required by Law or governmental regulation or by subpoena or other valid legal process to disclose any Buyer Confidential Information to any Person, then the Company will, to the extent legally permitted, promptly provide the Buyer with written notice of the applicable law, regulation or process so that the Buyer may, at the Buyer’s cost and expense, seek a protective order or other appropriate remedy. The Company and its Representatives will, to the extent legally permitted, cooperate with the Buyer and the Buyer’s Representatives, at the Buyer’s cost and expense, in any attempt by the Buyer to obtain any such protective order or other remedy. If the Buyer elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Company or any Representative of the Company disclose Buyer Confidential Information, and if the Company or such Representative notifies, to the extent legally permitted, the Buyer in writing that the Company’s or such Representative’s legal counsel has advised the Company or such Representative that the disclosure of such Buyer Confidential Information is legally required, then the Buyer or such Representative may disclose such Buyer Confidential Information to the extent legally required; provided, however, that the Company and its Representatives will use reasonable efforts to ensure that such Buyer Confidential Information is treated confidentially by each Person to whom the Company or any of its Representatives discloses such Buyer Confidential Information.

5.3 Disclosed Canadian Personal Data. The Parties confirm that Personal Data governed by applicable Canadian privacy laws disclosed in connection with this Agreement (the “Disclosed Canadian Personal Data”) is necessary for the purposes of determining whether to proceed with the transactions contemplated by this Agreement and, if the determination is made to proceed with the transactions, to complete them. At all times, Buyer shall protect all Disclosed Canadian Personal Data using security safeguards appropriate to the sensitivity of the information. Prior to Closing, Buyer shall not use or disclose the Disclosed Canadian Personal Data for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. Following the consummation of the transactions contemplated by this Agreement, the Parties (i) shall not use or disclose the Disclosed Canadian Personal Data for any purposes other than those for which the information was initially collected, unless additional consent is obtained, or as otherwise permitted or required by applicable Laws, (ii) shall protect the confidentiality of all Disclosed Canadian Personal Data in a manner consistent with security safeguards appropriate to the sensitivity of the information, (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Canadian Personal Data, and (iv) shall, within a reasonable time after the transaction is completed, determine who will notify the individuals to whom the Personal Data belongs that the transaction has been completed and that their Personal Data has been disclosed as a result of the transaction, and ensure that such notification is made. If the transactions contemplated by this Agreement do not proceed, the Buyer shall return to the Company or, at the Company’s request, securely destroy the Disclosed Canadian Personal Data within a reasonable period of time.

5.4 Efforts.

(a) Cooperation; Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, the Company and the Buyer shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable commercial efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all Permits necessary to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information and appropriate confidentiality protections, the Company and the Buyer shall have the right to review in advance, and, to the extent practicable, each will consider in good faith the reasonable views of the other in connection with, any substantive filing made with, or substantive written communication submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, the Company and the Buyer shall act reasonably and as promptly as practicable.

(b) Information. Subject to applicable Laws, each of the Company and the Buyer shall, upon request by the other, furnish the other with all information as may be reasonably necessary in connection with any statement, filing, notice or application made (or to be made) by or on behalf of the Company, the Buyer or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, the Company and the Buyer may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.4(b) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Company or the Buyer, as the case may be) or its legal counsel.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, each of the Parties shall keep the other reasonably apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Entity of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of substantive written notices or other communications received by the Company or the Buyer, as the case may be, or any of their respective Affiliates, from any Governmental Entity with respect to such consents, clearances, approvals or authorizations.

5.5 Conduct of Business.

(a) During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, except (i) as in accordance with this Agreement, (ii) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, or (iv) as set forth in Section 5.5(a) of the Company Disclosure Schedule, the Company shall, and shall cause the other Sellers to, conduct the Business in the ordinary course consistent with past practice and, consistent therewith, to use its reasonable best efforts to keep intact the Business, keep available the services of the Business Employees and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Business.

(b) During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, except (w) as in accordance with this Agreement, (x) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed, except with respect to clauses (b)(i), (ii), (vi), (xi), (xvi) and (xvii), which consent may be granted or withheld in Buyer’s sole discretion), (y) as required by applicable Law or (z) as set forth in Section 5.5(b) of the Company Disclosure Schedule, the Company shall not, and shall cause the other Sellers not to, take any of the following actions, as applicable, with respect to the Business:

(i) fail to maintain the Transferred Assets other than in good operating condition and repair or restore such Transferred Assets as necessary for the operation of the Business, subject to reasonable wear and tear and casualty;

(ii) assign, transfer, lease, sell, pledge or subject to any material Lien not in existence as of the date hereof (other than any Permitted Liens) any Transferred Asset;

(iii) acquire any asset that will be a Transferred Asset except in the ordinary course of business consistent with past practice;

(iv) (A) amend, modify (other than by automatic extension or renewal if deemed an amendment or modification of any such Contract) or waive in any respect, the terms of any Transferred Contract or cancel or terminate any Transferred Contract prior to the end of its natural term (excluding, for the avoidance of doubt, any expiration or non-renewal of such Transferred Contract in accordance with its terms or any termination of such Contract by any counterparty thereto other than the Company or any of its Affiliates); (B) enter into any Contract that would have been a Material Contract or a Business Customer Contract had it been entered into prior to the date of this Agreement; or (C) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Affiliates under any Material Contract;

(v) fail to pay when due any material obligation related to the Business (including under any Transferred Contract);

(vi) (A) materially change the manner in which a Seller or any of its Affiliates extends discounts, credits or warranties to customers of the Business or otherwise deals with customers or suppliers of the Business; or (B) accelerate or delay the collection of any accounts receivable or the payment of any accounts payable or the accrual of deferred revenue or otherwise alter the management of the working capital of the Business;

(vii) enter into any financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse against the Buyer or that would constitute an Assumed Liability;

(viii) incur or assume any liabilities, obligations or indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice or that will constitute Excluded Liabilities;

(ix) other than as required by applicable Law or GAAP, make or change any Tax election that would affect the Transferred Assets;

(x) (A) fail to maintain, abandon or permit to lapse, including by failure to pay the required fees in any jurisdiction, any Transferred Registered IPR (other than Patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any of its Affiliates)); or (B) disclose or fail to maintain any material Business Trade Secrets;

(xi) take any action that could reasonably be expected to trigger the release of the source code of any Transferred Software to any third Person;

(xii) assign, or dispose of or grant any licenses or similar rights under or to any Business Owned Intellectual Property;

(xiii) make any material changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods relating to the Business;

(xiv) increase the salary, bonus or other compensation or benefits payable to any Business Employees, create any new plan that would be considered to be an Employee Plan once established or amend the terms of any existing Employee Plan, grant any equity or equity-linked or other incentive compensation to any Business Employee, accelerate the vesting or payment of any compensation or benefit for a Business Employee under any Employee Plan, or enter into notice of termination, termination pay, severance pay, change in control or similar arrangements or agreements with any Business Employee, other than, in each case, (A) as required by Law or a Labor Agreement, or (B) as required by any Employee Plan disclosed on Section 3.10(a) of the Company Disclosure Schedule;

(xv) (A) hire any employee to be engaged in the Business, or terminate (other than for cause) the employment of any Business Employee; or (B) reassign any Employees to any other business of the Company or any of its Affiliates such that the Employee no longer primarily provides services to the Business;

(xvi) institute, compromise or settle any Action relating to or materially affecting the Business, the Transferred Assets or the Assumed Liabilities, other than settlements of Actions in the ordinary course of business consistent with past practice that (A) involve solely the payment of money damages that will constitute Excluded Liabilities and (B) do not involve an admission of liability;

(xvii) fail to comply in any material respect with all Laws applicable to the Business or the Transferred Assets; or

(xviii) agree or commit to take any action described in this Section 5.5(b) without conditioning such agreement or commitment on the Buyer’s consent.

Notwithstanding anything to the contrary herein, including the provisions of Sections 5.5(a) and (b), nothing shall give the Buyer any right to manage, control, direct or be involved in the management of the Company or any Seller at any time or the management of the Business, the Transferred Assets or the Assumed Liabilities prior to the Closing.

(c) If any Seller desires to take an action which would be prohibited pursuant to this Section 5.5 without the written consent of the Buyer, prior to taking such action, the Company may request such written consent by sending an email to the contact persons at the Buyer set forth on Schedule C. The Buyer will either deliver to the Company written consent or a denial notification promptly after the Buyer receives a written request by the Company pursuant to this Section 5.5(c).

5.6 Updates to Schedules. Not fewer than six (6) Business Days prior to the Closing, the Company shall deliver to the Buyer (a) a proposed supplement to Schedule 2.1(a)(i) and to Schedule 3.14(a) of the Company Disclosure Schedule, which shall identify those Contracts entered into by the Company, or any of its Affiliates, after the date of this Agreement not in violation of the terms hereof which would have constituted “Transferred Contracts” and “Material Contracts” respectively if such Contracts had been in effect as of the date of this Agreement, and such Contracts identified on such supplement to Schedule 2.1(a)(i) and Schedule 3.14(a) of the Company Disclosure Schedule shall, subject to the written consent of the Buyer, be deemed “Transferred Contracts” and “Material Contracts” respectively for all purposes hereof so long as such Contracts were entered into in accordance with the terms hereof, (b) true and correct copies of all such added Transferred Contracts and Material Contracts, together, in each case, with all written amendments, waivers or other changes thereto, and (c) a revised Schedule 2.1(a)(vi) reflecting updates and changes to the list of the Tangible Property being transferred arising as a result of the conduct of the Business in the ordinary course following the date of this Agreement and the Tangible Property listed on such updated Schedule 2.1(a)(vi) shall, subject to the prior written consent of the Buyer, be deemed to constitute the “Transferred Tangible Property” for the purposes of Section 2.1 hereof.

5.7 Contacts with Suppliers and Customers. Prior to Closing, except as otherwise provided herein, the Buyer shall not communicate with or otherwise contact any customer or supplier of the Business in their capacities as such without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If Seller provides such consent, a representative of the Company or a Subsidiary shall have the right, but not the obligation, to accompany the Buyer’s representative to such meetings and to participate with the Buyer’s representative in any such discussions and the Parties shall reasonably cooperate in such discussions and meetings, with any customer or supplier of the Business. In addition, the Company and the Buyer will prepare a communications plan for business partners of the Business, and agree on a plan to contact any suppliers to, or customers of, the Business in connection with or pertaining to any subject matter of this Agreement or the Ancillary Agreements and to facilitate the transition of the Business, including the preparation of letters to all customers, suppliers, distributors and other business partners of the Business to notify them of the Closing and provide information regarding the transition of the Business to the Buyer. The Company will be responsible for contacting parties to any Transferred Contracts or Shared Contracts for which consent is required in connection with their assignment pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall not affect the Company’s continuing right to contact customers and suppliers in connection with the operation or conduct of the Business nor the Buyer’s continuing right to contact (i) customers and suppliers in connection with the operation or conduct of its business and (ii) existing customers and suppliers of the Buyer who are also customers or suppliers of the Business, to the extent that such communication is made in order to facilitate the transition of the Business and is not otherwise limited by the terms of this Agreement, any Ancillary Agreement or the Confidentiality Agreement.

5.8 Public Announcements. The Parties will publicly announce this Agreement and the transactions contemplated hereby at (a) a mutually agreed upon time following the execution hereof, and (b) pursuant to a mutually agreed upon press release prepared jointly through consultation by the Parties prior to such time. Neither Party nor any of their respective Affiliates will issue any press release or otherwise make any public statements with respect to the transactions contemplated herein without the prior written consent of the other Party, except as such release or statement may be explicitly contemplated by this Agreement or required by applicable Law, including the rules or regulations of any securities exchange, in which case such Party or Affiliate will use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the comments of such other Party with respect thereto.

5.9 Recordation of Transferred IPR. The Buyer acknowledges and agrees that the Buyer shall be responsible, at its sole cost and expense, for all applicable recordations and perfection of the assignment of the Transferred IPR from the title owner of each such Transferred IPR to the Buyer or one of its Affiliates. Without limiting Section 11.15, the Company will, and will cause its Affiliates to, provide reasonable assistance to the Buyer, at the Buyer’s sole cost and expense, to give effect to the assignment of the Transferred IPR to the Buyer as contemplated by this Section 5.9.

5.10 Company Marks. The Buyer, for itself and its Affiliates, acknowledges and agrees that the Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to the Company Marks and that the Company and its Affiliates are the exclusive owners of the Company Marks, and, except as otherwise agreed in the Transition Services Agreement or the Intellectual Property Matters Agreement, (a) neither the Buyer nor any of its Affiliates shall have any rights in or to the Company Marks, (b) on the Closing Date, the Buyer shall, and shall cause its Affiliates to, cease any and all use of the Company Marks, and (c) neither the Buyer nor any of its Affiliates shall (i) use, register or seek to use or register in any jurisdiction any of the Company Marks or any other Marks confusingly similar thereto or (ii) contest the use, ownership, validity or enforceability of any rights of the Company or any of its Affiliates in or to any of the Company Marks. After the Closing Date, the Buyer shall not (and shall cause its Affiliates, not to) represent that it has authority to bind the Company or any of its Affiliates.

5.11 Inactive Contracts. If at any time during the two (2) year period after the Closing the Buyer identifies any Inactive Contract that the Buyer would like the Company (or its appliable Affiliate) to assign to the Buyer and (a) such Inactive Contract is material to the Business, (b) the customer party to such Inactive Contract has requested from Buyer the provision of maintenance or support or other services or the fulfillment of any commitments under such Inactive Contract, or (c) the Buyer or the Company knows or reasonably suspects the customer party to such Inactive Contract is in breach of the license grant(s) in such Contract, the Company will use reasonable best efforts to assign such Inactive Contract to the Buyer, provided that the Company may exclude any portions of such Contracts that are not applicable to the Business Products and Services from assignment. If any requisite consent for assignment of any such Inactive Contract cannot be obtained, the Company, Buyer and their respective Affiliates shall use reasonable best efforts to develop and enter into a Transition Arrangement in respect of such Inactive Contract. The Company covenants to promptly refer to the Buyer any customers who are parties to Inactive Contracts who request the provision of maintenance and support or other services for the Business Products and Services under such Contracts after the Closing via a process agreed by the Company and the Buyer.

5.12 Misallocated Assets and Liabilities.

(a) Subject, in all instances, to Section 2.2, if, during a two (2) year period following the Closing, any Party discovers that the Buyer or any Buyer Designee owns any right, property, asset or Liability that constituted Excluded Assets or Excluded Liabilities as of the Closing Date, or that any right, property, asset or Liability that has been transferred by the Company or any other Seller to the Buyer or any Buyer Designee were Excluded Assets or Excluded Liabilities as of the Closing Date, then any such right, property, asset or Liability shall be deemed to have been held in trust by the Buyer or the Buyer Designee following Closing for the Company, and the Buyer shall, and shall cause the Buyer Designee to, promptly transfer, assign and convey such rights, property, assets or Liability to the Company (or any of its Affiliates as designated by the Company) without any consideration therefor but at the Company’s sole cost and expense, and, for the avoidance of doubt, such rights, property, assets or Liabilities shall be considered to be Excluded Assets or Excluded Liabilities for all purposes under this Agreement and any applicable Transaction Agreement. Subject, in all instances, to Section 2.2, if, during a two (2) year period following the Closing, any Party discovers that any Transferred Asset or Assumed Liability was not transferred to the Buyer (or a Buyer Designee) as part of the consummation of the transactions contemplated by this Agreement, the Company shall, and shall cause the applicable Seller, if applicable, to promptly transfer, assign and convey such Transferred Asset or Assumed Liability, as applicable, to the Buyer or the Buyer Designee as directed by the Buyer without additional consideration therefor but at the Company’s sole cost and expense, and, for the avoidance of doubt, such Transferred Assets or Assumed Liabilities shall be considered to be Transferred Assets or Assumed Liabilities for all purposes under this Agreement and any applicable Transaction Agreement. Notwithstanding the foregoing and anything to the contrary in this Agreement, the Parties understand and agree that the Excluded Assets and Excluded Liabilities are not intended to, and shall not, be transferred to the Buyer or any of its Affiliates and the Company or one of the Sellers, as applicable, shall retain all such rights, properties, assets and Liabilities.

(b) The Company shall, or shall cause its applicable Affiliates to, promptly pay or deliver to the Buyer any monies or checks received by the Company or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) a Transferred Asset. The Buyer shall, or shall cause its applicable Affiliates to, promptly pay or deliver to the Company any monies or checks that have been received by the Buyer or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) an Excluded Asset.

5.13 Notification of Certain Matters. During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, (a) the Company shall promptly notify the Buyer in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 8.1 or Section 8.2 of this Agreement to not be satisfied as of the Closing and (b) the Buyer shall promptly notify the Company in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 8.1 or Section 8.3 of this Agreement to not be satisfied as of the Closing; provided, that a Party’s unintentional failure to notify the other Party that a breach of any of a representation or warranty of such first Party has occurred shall not be deemed to be a breach of covenant under this Section 5.13; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such Party set forth in this Agreement, the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder.

5.14 Non-Competition.

(a) In further consideration of the amounts to be paid hereunder for the Transferred Assets and the goodwill of the Business sold by the Company, except with the prior written consent of the Buyer, for a period of five (5) years following the Closing Date, the Company will not, and will cause its Subsidiaries not to, directly or indirectly, as a principal, stockholder, joint venturer, licensor or otherwise, (i) operate, perform, engage, participate or have any financial or beneficial interest in any Competing Business worldwide; (ii) encourage, induce, attempt to induce, solicit, or attempt to solicit any customer, reseller, vendor, or other business relation of the Buyer or its Subsidiaries with respect to the Business, the intent of which is to cease or limit its commercial relationship with the Buyer or its Subsidiaries with respect to the Business, or knowingly divert or attempt to divert business opportunities or prospects from such Persons away from the Business; or (iii) take any action the intent of which is to negatively affect any commercial relationship of the Buyer or its Subsidiaries with any other Person with respect to the Business. Notwithstanding the foregoing, the Parties agree that the Excluded Activities do not constitute a Competing Business and that the provisions of this Section 5.14 do not apply or restrict in any way the Company and its Subsidiaries from engaging in the Excluded Activities. For the purpose of this Agreement, “Excluded Activities” means solely (i) the ownership of equity securities of a business entity whose securities are publicly traded under a recognized securities exchange not in excess of one percent (1%) of any class of such securities or (ii) acquisition of a controlling stake in a business entity that engages in a Competing Business so long as (A) those activities constitute less than twenty percent (20%) of the gross revenue of the acquired business entity and (B) as promptly as reasonably practicable, and in any event within one (1) year, following the acquisition of such controlling stake in such entity, the business unit or any portion of such entity engaging in a Competing Business is divested, wound down, or otherwise caused to no longer be a Competing Business.

(b) The Company acknowledges and agrees that the restrictions set forth in this Section 5.14 constitute a material inducement to the Buyer to enter into this Agreement and to perform its obligations hereunder, and that the Buyer would not obtain the benefit of the bargain set forth in this Agreement, as specifically negotiated by the Parties, if the Company breached the provisions of this Section 5.14. The Company acknowledges and agrees that the Buyer would be irreparably damaged if the Company were to breach such obligations and that any such breach would result in a significant loss of goodwill by the Buyer for which there may be no adequate remedy at Law, and further agrees that in the event of any breach of said obligation, the Buyer may be entitled to injunctive relief and to such other relief as is proper under the circumstances. The Company further acknowledges that the Business has been conducted or is presently proposed to be conducted throughout the world and that the restrictions set forth in this Agreement are reasonable and necessary to protect the goodwill of the Business being sold by the Company pursuant to this Agreement.

(c) If any provision contained in this Section 5.14 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.14, but this Section 5.14 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section

5.14 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. The restrictions set forth in this Section 5.14 are integral to the Agreement and are granted to maintain or preserve the value of the fair market value of the Transferred Assets.

(d) For the avoidance of doubt, the restrictions set forth in this Section 5.14 shall only apply to the Company and its Subsidiaries and shall not apply to any other person including any future third party acquiror, direct or indirect equityholders or parent entity of the Company.

5.15 Non-Solicitation.

(a) The Company agrees that from and after the Closing Date until the third (3rd) anniversary of the Closing Date, it shall not, and shall cause its current and future Affiliates not to, directly or indirectly, solicit for employment or retention or hire any Person who is a Business Employee that received a Qualifying Offer (including each Transferred Employee); provided, however, that the foregoing shall not prohibit soliciting by the Company or its Affiliates by general advertisements in the ordinary course of business consistent with past practices so long as such advertisements are not directed at any such employee or group of such employees.

(b) Each Party agrees that for a period of eighteen (18) months from the Closing Date, it shall not, and it shall cause its controlled Affiliates not to, directly or indirectly, solicit for employment or retention or hire any senior management-level employees of the other Party or its Subsidiaries with whom such Party first had contact in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that the foregoing shall not prohibit (i) soliciting by a Party or its controlled Affiliates by, or hiring individuals who respond to, general advertisements in the ordinary course of business consistent with past practices so long as such advertisements are not directed at any such employee or group of such employees; or (ii) soliciting or hiring any such employee (A) who is no longer employed by the other Party or its applicable Subsidiary and has not been so employed by the other Party or its Subsidiary for at least ninety (90) days, or (B) who such Party demonstrates contacted such Party or any of its controlled Affiliates on such individual’s own initiative.

5.16 Transition Services Agreement. The Transition Services Agreement shall include the shared use of the spaces described in Exhibit C attached hereto on the terms set forth therein During the period between the date hereof and the Closing Date, the Parties agree to cooperate in good faith to finalize the terms of the exhibits to the Transition Services Agreement. Without limiting the foregoing, the Company will also provide the Buyer with reasonable access to the Company’s and the other Sellers’ personnel in order to determine the transition services the Buyer may require following the Closing. At the Buyer’s request, the Company agrees to provide any services under the Transition Services Agreement that were provided for the Business in the twelve (12) months prior to Closing, including access to facilities currently used by the Business in India. The exhibits to the Transition Services Agreement, to be mutually agreed prior to the Closing in accordance with the foregoing, shall be attached to the Transition Services Agreement to be executed and delivered by the Company and the Buyer at the Closing.

5.17 Existing Licenses. The Buyer acknowledges and agrees that the Transferred IPR is assigned and transferred pursuant to this Agreement subject to all Licenses to or under the Transferred IPR granted as of the Closing Date that by operation of law or by their terms continue to encumber such Transferred IPR upon and following the consummation of the transactions contemplated by this Agreement, including all Licenses granted pursuant to the Intellectual Property Matters Agreement.

5.18 COBRA. The Sellers shall be responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement. The Sellers shall have no obligations with respect to claims, liabilities, or expenses arising under the Buyer’s group health plans for any Transferred Employees.

5.19 Insurance. The Buyer acknowledges and agrees that, upon the Closing, all insurance coverage provided under the Sellers’ insurance policies or otherwise in relation to the Transferred Assets pursuant to policies, risk funding programs or arrangements maintained by the Company or by any Affiliate of the Company (whether such policies are maintained in whole or in part with third party insurers or with the Company or its Affiliates and including any captive policies or fronting arrangements, and including any “occurrence” based insurance policies provided in relation to the Company and its Affiliates with respect to any occurrences prior to the Closing) shall cease, and no further coverage shall be available in respect of any Transferred Asset or Assumed Liability under any such policies, programs or arrangements.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

6.1 Employee Matters.

(a) Section 6.1(a) of the Company Disclosure Schedule sets forth a list of all Business Employees.

(b) The Company, with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, may update Section 6.1(a) of the Company Disclosure Schedule from time to time until the Closing in order to maintain the accuracy of such schedules, including as a result of employee terminations, transfers (within the Company or its Affiliates), new hires and accidental or inadvertent errors or omissions. For clarity, nothing in this Section 6.1(b) is intended to modify or supersede the restrictions contained in Section 5.5(b)(xv).

(c) Before the Closing and in no event later than ten (10) Business Days after the date of this Agreement, the Buyer or one of its Affiliates shall offer employment to the Business Employees pursuant to Offer Letters (each, an “Employment Offer” ) that become effective as of the Closing. The Employment Offer to each Business Employee shall provide for (i) an annual base salary or hourly wage rate (as applicable) that is no lower than the annual base salary or hourly wage rate provided to such Business Employee as of immediately before the Closing and (ii) health, welfare and other employee benefits (excluding equity compensation, severance or retirement benefits and defined benefit pension plan benefits) that are substantially comparable, in the aggregate, to such benefits provided to either (x) such Business Employee immediately before the

Closing or (y) similarly situated employees of the Buyer or its Affiliates (each such Employment Offer, a “Qualifying Offer”). The Employment Offers shall provide for Buyer equity awards and cash retention awards with a value that are no less, in the aggregate, than the amount set forth on Schedule 6.1(c), with the amounts and types of such individual awards to be allocated among the Business Employees by Buyer in consultation with the Company. The Company shall use reasonable best efforts to facilitate acceptance of Employment Offers by the Business Employees. Those Business Employees who accept an Employment Offer and commence employment with the Buyer or one of its Affiliates immediately following the Closing shall be referred to as the “Transferred Employees.” Those Business Employees who reject or otherwise do not accept an Employment Offer or otherwise fail to commence employment with the Buyer or one of its Affiliates as of immediately following the Closing shall be referred to as the “Non-Transferred Employees.”

(d) On or as promptly as practicable the Closing Date, the Company shall terminate the employment of any Non-Transferred Employee that received a Qualifying Offer, and all Liabilities arising in respect of or in any way related to the termination of employment of any such Non-Transferred Employee shall constitute Seller Severance Amounts. In addition, the Company may, but is not required, to terminate the employment of any Non-Transferred Employee that did not receive a Qualifying Offer; provided, that the Company shall (i) use reasonable best efforts to obtain a valid and enforceable general release of claims in a form reasonably acceptable to Buyer from each such Non-Transferred Employee whose employment is terminated by the Company, (ii) pay or cause to be paid all Liabilities arising out of or in any way relating to the termination of employment of any such Non-Transferred Employee, including, but not limited to, any Liabilities associated with any claims arising from the termination of employment including for severance (whether arising by contract, at common law or by statute), compensation for unfair dismissal, termination, payments in lieu of notice and other payments for social security including any shortfall of social security contributions thereof (the collective amount of such Liabilities paid as severance or pay in lieu of notice for each such Non-Transferred Employee that is terminated within thirty (30) days after Closing, up to a maximum of the greater of (x) the amounts that are payable to such Non-Transferred Employee upon a termination of employment pursuant to an Employee Plan that is disclosed on Section 3.10(a) of the Company Disclosure Schedule and (y) the minimum amount of severance, or pay in lieu of notice required under applicable Law, the “Assumed Severance Amounts”), and (iii) promptly provide a notice confirming the Company’s payment of such amounts to the Buyer and any backup information reasonably required or requested by the Buyer. The Buyer shall pay or cause to be paid to the Company an amount equal to the Assumed Severance Amounts actually paid by the Company within fifteen (15) Business Days of the Buyer’s receipt of the confirmatory notice and backup information provided pursuant to this Section 6.1(d).

(e) On or as soon as practicable following the Closing Date, the Sellers shall pay in full (subject to any withholding Taxes required under applicable Law) to the Transferred Employees any and all compensation and benefits, including base salary, wages, bonuses (including, to the extent not already paid in the ordinary course of business, the amount of the first half bonus under the Company’s fiscal year 2023 annual performance bonus plan, calculated up to June 30, 2023 based on actual performance as of such date), commissions, gratuity or any other statutory or contractual benefits, vacation, paid time off or similar leave, and other forms of incentive compensation and other employee benefits (except, in the case of tax-qualified employee benefits, to the extent vested and payable in a subsequent year in accordance with the terms of the applicable plan), in each case, that have been earned or accrued, as applicable, through the Closing Date (such payments and amounts, the “Accrued Amounts”).

(f) On, or as soon as administratively practicable following, July 2, 2024, the Buyer shall pay or cause to be paid the Assumed AnalogX Retention Payments in accordance with their terms and as soon as practicable thereafter provide a notice confirming the Buyer’s payment of such amounts to the Company and any backup information reasonably required that is requested in writing by the Company; provided, that any such request shall not be unduly burdensome on the Buyer.

(g) The Sellers shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable regulations requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Employees as a result of any action by the Sellers on or prior to the Closing Date, or following the Closing with respect to any such Employee who does not become a Transferred Employee for any reason. The Buyer shall be solely responsible for any Liability relating to the Transferred Employees incurred under the WARN Act on or after the Closing Date as a result of the Buyer’s actions or omissions, including but not limited to failure to serve sufficient notice pursuant to the WARN Act.

(h) The Parties shall use reasonable best efforts to comply with any and all obligations and requirements under applicable Laws to (i) notify or consult with Transferred Employees, other affected Business Employees or Employee Representative Bodies, if any, in connection with the transactions contemplated by this Agreement and (ii) if and when required by applicable Law, to require the prior authorization and employment-related Permits by the relevant labor administration (if any) for Transferred Employees to transfer to the Buyer or one of its Affiliates; provided, that upon reasonable notice the Parties shall provide the information required by the other Party in sufficient time to enable that Party to meet their notification, information and consultation requirements, pursuant to applicable Laws.

(i) All Transferred Employees shall cease to participate in and accrue benefits under each Employee Plan effective as of the Closing Date. The Company or one of its Affiliates shall be responsible for all obligations and liabilities in respect of the Employee Plans including, without limitation, for any claims incurred by the Transferred Employees (and their eligible spouses, beneficiaries and dependents) prior to the Closing Date under any Employee Plan providing group benefits. All Transferred Employees shall be eligible to commence participation in Buyer employee benefit plans in accordance with Section 6.1(c) (each, a “Buyer Plan”). The Buyer shall be responsible for all obligations and liabilities in respect of the employee benefits provided to Transferred Employees under the Buyer Plans, including, without limitation, for any claims incurred by the Transferred Employees (and their eligible spouses, beneficiaries and dependents) on or after the Closing Date under any Buyer Plan providing group benefits. For the purposes of this Section 6.1(i), a claim shall be considered to have been “incurred” under an Employee Plan or a Buyer Plan on the date on which the event giving rise to such claim occurred and, in particular:

(i) with respect to a death or dismemberment claim, shall be the date of the death or dismemberment;

(ii) with respect to a short-term, or long-term disability claim or a life insurance premium waiver claim, shall be the date of the first instance of the disability, illness, injury or disease that first qualifies an individual to benefits or to commence an elimination period for long-term disability benefits the period of short-term or long-term disability commenced;

(iii) with respect to a health care claim, including, without limitation, dental and medical treatments, shall be the date of the treatment, which, in the case of a hospitalization shall be the first date of hospitalization;

(iv) with respect to a prescription drug or vision care claim, the later of the date that the prescription was written or first eligible to be filled.

(j) Nothing contained in this Section 6.1 or any other provision of this Agreement, whether express or implied, shall be construed to (i) create any third party beneficiary or other rights in any current or former employee, director, consultant, or independent contractor of the Company or its Affiliates (including any dependent or beneficiary thereof) or any other Person (including any union, works council, or collective bargaining representative or any participant in any Employee Plan (or any dependent or beneficiary thereof)) other than the Parties to this Agreement, (ii) create any right to employment or continued employment for any specified period or to a particular term or condition of employment, or otherwise interfere with the rights of the Company, the Buyer or any of their respective Affiliates to amend or terminate any employee benefit plans at any time (to the extent permitted by applicable Laws), discharge or discipline any employee, or change the terms of employment of any employee (to the extent permitted by applicable Laws), or (iii) amend, terminate or otherwise modify any Employee Plan or any other employee benefit plan of the Company, the Buyer or any of their respective Affiliates, in each case, to the extent the Company, the Buyer, and their respective Affiliates comply with applicable Laws.

ARTICLE VII

TAX MATTERS

7.1 Purchase Price Allocation. No later than 120 days after the final determination of the purchase price hereunder, the Buyer shall prepare an allocation of the purchase price, together with any Assumed Liabilities or other amounts (if any) constituting consideration for applicable Tax purposes, among the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as applicable) (the “Allocation”), provided that such allocation shall be consistent with the methodology set forth in Schedule 7.1. The Company shall have 30 days to review and approve the Allocation (such approval not to be unreasonably withheld). The Parties shall not, and shall cause their respective Affiliates to not, take any position for Tax reporting purposes inconsistent with such Allocation, except as otherwise required by applicable law. The Parties agree that, for applicable Tax purposes, the Buyer is not intended to be treated as receiving any payment from the Company or any Seller as a result of its assumption of any deferred revenue or similar liability in connection with the transactions contemplated by this Agreement, and none of the Parties shall, and shall not permit their Affiliates to, report any such payment as having been made.

7.2 Property Taxes. To the extent not otherwise provided in this Agreement, Sellers shall be responsible for and shall promptly pay when due all real property Taxes, personal property Taxes and similar ad valorem Taxes levied with respect to the Transferred Assets attributable to any tax period (or portion thereof) ending on or prior to the Closing Date. All property Taxes levied with respect to the Transferred Assets for any tax period that begins on or before the Closing Date and ends after the Closing Date shall be apportioned between the Buyer and the Sellers based on the number of days of such period included in the portion ending on the Closing Date (the “Pre-Closing Portion”) and the number of days of such period after the Closing Date (the “Post-Closing Portion”). Sellers shall be liable for the proportionate amount of such property Taxes that is attributable to the Pre-Closing Portion, and the Buyer shall be liable for the proportionate amount of such property Taxes that is attributable to the Post-Closing Portion. Upon receipt of any bill for such property Taxes, the Buyer or the Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.2 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Sellers makes any payment for which it is entitled to reimbursement under this Section 7.2, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

7.3 Cooperation and Exchange of Information.

(a) Each Party shall, and shall cause its Affiliates to, provide to the other Parties such cooperation, documentation and information to the extent reasonably requested by such other Party in connection with such Party’s (i) filing of any Tax Return (ii) determining a Liability for Taxes or a right to refund of Taxes or (iii) conducting any Tax Proceeding. Each Party shall use commercially reasonable efforts to make its employees reasonably available on a mutually convenient basis to provide an explanation of any documents or information so provided.

(b) Each Party shall retain all Tax Returns, schedules, work papers and other documents relating to the Transferred Assets or the Business with respect to Tax periods prior to the Closing Date until the applicable expiration of the statute of limitations for such Tax periods.

(c) For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this Section 7.3 shall not be construed to require a Party to provide to the others any documentation or information relating to any consolidated, combined, affiliated or unitary income Tax Return of such Party or any of its Affiliates.

(d) If, at any time after the Closing Date, the Buyer, the applicable Buyer Designee, if any, or any of the Sellers determines, or becomes aware that an “advisor” (as is or may be defined for purposes of section 237.3 or section 237.4 of the Income Tax Act (Canada)) has determined, that the transactions contemplated by this Agreement are subject to the reporting requirements under section 237.3 or the notification requirements under section 237.4 of the Income Tax Act (Canada) (in this Section 7.3, the “Disclosure Requirements”), the Buyer, the Buyer Designee, or the Seller, as the case may be, will promptly inform the other Parties of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate with respect to preparing and filing the applicable information returns and/or notifications.

7.4 VAT. All sums payable under or pursuant to this Agreement, including, for avoidance of doubt, the Purchase Price are (unless expressly stated otherwise) exclusive of any applicable VAT. Where, under or pursuant to this Agreement, any party (the “Supplier”) makes a supply or renders a service, including, for avoidance of doubt, of the Business (or part of the Business) to any other party (the “Recipient”) for VAT purposes and the Supplier or an Affiliate of the Supplier is required to account for VAT in respect of that supply, the Recipient shall, subject to the receipt of a valid VAT invoice, pay to the Supplier an amount equal to such VAT in addition to any other consideration for that supply. Such payment shall be made (i) together with and at the same time as the Purchase Price to the extent that the supply in question is of the Transferred Assets or the Business (or part of the Business); and (ii) in any other case, within ten (10) Business Days of demand or, if later, at the same time as any such consideration is payable. The Recipient shall provide the Supplier with all relevant or necessary information in relation thereto. For the avoidance of doubt, the Buyer (or any of its Affiliates) shall, subject to the receipt of a valid VAT invoice, pay to the Sellers (or an Affiliate of the Sellers) an amount equal to any VAT the Sellers or an Affiliate of the Sellers is required to account for in respect of the sale of the Transferred Assets in addition to the Purchase Price. Neither any Seller nor the Buyer shall with respect to any of the transactions contemplated by this Agreement waive any exemptions from VAT unless with the written consent of the respective other Party.

7.5 Transfer Taxes. Except as set forth in Section 7.4, all Transfer Taxes shall be borne fifty percent (50%) by the Buyer on one hand and fifty percent (50%) by the Seller on the other hand, provided, to the extent any such Transfer Taxes are one hundred percent (100%) recoverable by Buyer, Buyer shall bear 100% of such Transfer Taxes. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Returns to the other Party. The Company and the Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes in accordance with this Section 7.5. The Company and the Buyer shall, and shall cause their respective Affiliates to, take all commercially reasonable steps to minimize any Transfer Taxes with respect to this Section 7.5.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or each Party’s waiver at or prior to the Closing Date of the following conditions:

(a) No Injunctions or Legal Proceedings. There shall not be in effect any Order by a Governmental Entity restraining, enjoining, having the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements and there shall be no pending Action brought by a Governmental Entity relating to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(b) No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Agreements.

8.2 Conditions to the Buyer’s Obligation to Close. The Buyer’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or the Buyer’s waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Article III (including the Tax Representations, but excluding the other Fundamental Company Representations) or in any certificate delivered pursuant to the provisions of this Agreement shall be true and correct in all material respects (determined without regard to any qualification as to materiality or “Material Adverse Effect”) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; and (ii) the Fundamental Company Representations (other than the Tax Representations) shall be true and correct in all respects (except for de minimis deviations), at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, in each case of clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.

(b) Covenants and Agreements. The covenants and agreements of the Company set forth in this Agreement and required to be performed on or before the Closing Date shall have been performed in all material respects.

(c) Material Adverse Effect. There shall not have occurred a Material Adverse Effect following the date hereof.

(d) Certain Ancillary Agreements. The Company shall have delivered or caused to be delivered to the Buyer the Ancillary Agreements duly executed by the applicable Seller.

(e) Officer’s Certificate. The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(f) Form W-9. The Company and each Seller that is transferring any “United States real property interests” (as defined in Section 897 of the Code) shall have delivered to the Buyer, or any of its Affiliates, as applicable, a valid and executed IRS Form W-9.

(g) Material Consents. Each of the consents set forth on Schedule 8.2(g) shall have been obtained in a form reasonably satisfactory to Buyer and shall be in full force and effect.

(h) Employees. As of immediately prior to the Closing, each of the Key Employees and at least eighty percent (80%) of the other Business Employees who have received Qualifying Offers shall have entered into Offer Letters, and no Key Employee and no more than twenty percent (20%) of the other Business Employees who have received Qualifying Offers shall have provided any written or, to the Knowledge of the Company, oral notice to the Company or the Buyer of his or her intention to rescind or repudiate his or her Offer Letter.

8.3 Conditions to the Company’s Obligation to Close. The Company’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in Article IV or in any certificate delivered pursuant to this Agreement shall be true and correct in all material respects (determined without regard to any qualification as to “materiality,” or “material adverse effect”) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above) only as of such date or period.

(b) Covenants and Agreements. The covenants and agreements of the Buyer set forth in this Agreement required to be performed on or before the Closing Date shall have been performed in all material respects.

(c) Certain Ancillary Agreements. The Buyer shall have delivered or caused to be delivered to the Company the Ancillary Agreements duly executed by the Buyer or the applicable Buyer Designee(s).

(d) Officer’s Certificate. The Buyer shall have delivered a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an executive officer of the Buyer, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Company and the Buyer;

(b) by either the Company or the Buyer upon written notice to the other, if:

(i) the Closing shall not have occurred on or before September 16, 2023 (the “Outside Date”); provided, however that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose material breach or failure or whose Affiliate’s material breach or failure to perform any covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before the Outside Date; or

(ii) (x) if any Order issued, entered or promulgated, by a Governmental Entity permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, and such Order becomes effective and final and nonappealable or (y) if there shall be any Law enacted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(c) by the Company upon written notice to the Buyer if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that the Buyer is notified by the Company in writing of such breach or failure to perform; provided, however, that the Company is not then in material breach of its obligations under this Agreement; or

(d) by the Buyer upon written notice to the Company if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that the Company is notified by the Buyer in writing of such breach or failure to perform; provided, however, that the Buyer is not then in material breach of its obligations under this Agreement.

9.2 Effect of Termination. In the event of termination of this Agreement by either or both of the Company or the Buyer pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party to this Agreement, other than for Liability for its Fraud or its Willful Breach of covenants in this Agreement; provided, however, that the provisions of Section 5.2, Section 5.8, this Section 9.2, and Article XI shall survive any termination of this Agreement. Except as otherwise provided in Section 5.2, the obligations of the Parties under the Confidentiality Agreement shall survive termination of this Agreement.

9.3 Extension; Waiver. The Company, on the one hand, or the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver and shall not limit the waiving Party’s rights pursuant to Article X.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Company and the Buyer contained in this Agreement and the rights to indemnification hereunder for any breaches of or inaccuracies in such representations and warranties shall survive the Closing and continue in full force and effect for a period of eighteen (18) months following the Closing Date; provided, that (i) the Fundamental Company Representations shall survive until the date that is sixty (60) days after the expiration of the statute of limitations applicable to the underlying subject matter of such claim relating to such Fundamental Company Representation (or, in the case of any breach of or inaccuracy in any such representation or warranty due to a claim by a Tax Authority in India, the maximum period during which notice of any assessment of Taxes can be issued by any Tax Authority in India plus sixty (60) days), (ii) the Special Company Representations shall survive for a period of thirty-six (36) months following the Closing Date and (iii) in the event of Fraud, the representation or warranty that is the subject of such Fraud shall survive indefinitely.

(b) Any covenant or agreement of the Company or the Buyer contained in this Agreement (i) that, by its terms, contemplates performance at or prior to the Closing shall survive the Closing and continue in full force and effect for a period of eighteen (18) months following the Closing Date and (ii) to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with its terms (any period set forth in this Section 10.1(b) or Section 10.1(a), each a “Survival Period”).

(c) If, in accordance with this Article X, any Indemnification Claim arising in connection with breach of or inaccuracy in any representation, warranty or covenant herein is asserted prior to the expiration of the applicable Survival Period of such representation, warranty or covenant, such Indemnification Claims will continue until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on the Company and the Buyer in accordance with this Article X.

10.2 Indemnification.

(a) Indemnification by the Company.

(i) Subject to Section 10.1 and the other provisions of this Article X, from and after the Closing, the Company will indemnify and hold harmless the Buyer, its Affiliates and their respective Representatives, successors, heirs and assigns (each, a “Buyer Indemnified Party”) from and against all Losses incurred by, sustained by or imposed upon any Buyer Indemnified Party arising in connection with or resulting from: (A) any Excluded Liabilities; (B) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement; (C) the Company’s breach of any covenant, agreement or obligation of the Company contained in this Agreement; (D)

any Fraud or Willful Breach, in each case, committed by or on behalf of the Company in connection with the transactions contemplated by this Agreement; (E) any Bulk Sales Law that may be applicable with respect to the sale of any or all of the Transferred Assets; and (F) the matters set forth on Schedule 10.2(a)(i)(F).

(ii) In no event shall any Buyer Indemnified Party be entitled to indemnification for any Losses arising from a claim for indemnification pursuant to Section 10.2(a)(i)(B) (other than with respect to (x) any Fundamental Company Representation, (y) the representations and warranties set forth in Section 3.18 (Sufficiency) or (z) Fraud or Willful Breach, in the case of clause (z), committed by or on behalf of the Company in connection with the transactions contemplated by this Agreement) until the aggregate amount of all Losses under all claims of the Buyer Indemnified Parties for all such breaches exceeds $500,000, at which time the Company shall be liable for all such Losses from the first dollar. Except with respect to any Fundamental Company Representation or any Special Company Representation or Fraud or Willful Breach, in each case, committed by or on behalf of the Company in connection with the transactions contemplated by this Agreement, in no event shall the aggregate Liability for indemnification by the Company pursuant to Section 10.2(a)(i)(B) exceed $22,500,000 in the aggregate. Except with respect to Fraud or Willful Breach, in each case, committed by or on behalf of the Company in connection with the transactions contemplated by this Agreement, the Liability of the Company pursuant to collectively (A) Section 10.2(a)(i)(B) including in respect of breaches of or inaccuracies in the Special Company Representations but excluding the Fundamental Company Representations and (B) matters set forth on Schedule 10.2(a)(i)(F) shall not exceed $45,000,000 in the aggregate. Except with respect to Fraud or Willful Breach, in each case, committed by or on behalf of the Company in connection with the transactions contemplated by this Agreement, in no event shall the aggregate Liability for indemnification by the Company pursuant to Sections 10.2(a)(i)(B) and (C) exceed the Purchase Price.

(iii) Other than with respect to Fraud or Willful Breach, in each case, committed by or on behalf of the Company in connection with the transactions contemplated by this Agreement, the Company shall not be obligated to indemnify and hold harmless the Buyer pursuant to Section 10.2(a)(i)(B) or (C) after the expiration of the applicable Survival Period unless a Claim Notice with respect to such Indemnification Claim shall have been given by the Indemnified Party prior to the expiration of the applicable Survival Period.

(b) Indemnification by the Buyer.

(i) Subject to Section 10.1 and the other provisions of this Article X, from and after the Closing, the Buyer will indemnify and hold harmless the Company, its Affiliates and their respective Representatives, successors, heirs and assigns (each, a “Company Indemnified Party”) from and against all Losses incurred by, sustained by or imposed upon any Company Indemnified Party arising in connection with or resulting from: (A) any Assumed Liabilities; (B) any inaccuracy in or breach of the representations or warranties of the Buyer contained in this Agreement or in any certificate delivered by or on behalf of the Buyer pursuant to this Agreement; (C) the Buyer’s breach of any covenant, agreement or obligation of the Buyer contained in this Agreement; and (D) any Fraud or Willful Breach, in each case, committed by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement.

(ii) Except with respect to Fraud or Willful Breach, in each case, committed by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement, in no event shall the aggregate Liability of the Buyer for indemnification pursuant to Section 10.2(b)(i)(B) or (C) exceed the amount of the Purchase Price.

(iii) Other than with respect to Fraud or Willful Breach, in each case, committed by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement, the Buyer shall not be obligated to indemnify and hold harmless the Company pursuant to Section 10.2(b)(i)(B) or (C) after the expiration of the applicable Survival Period unless a Claim Notice with respect to such Indemnification Claim shall have been given by the Indemnified Party prior to the expiration of the applicable Survival Period.

(c) The amount of any and all Losses under this Article X shall be determined net of any insurance proceeds (net of the costs of recovery thereof and any applicable deductibles, limitations, co-payments, retro premium obligations and premium increases attributable thereto) actually received by the Indemnified Party that actually reduce the overall impact of the Losses upon the Indemnified Party (it being understood, however, that the Indemnified Party shall have no obligation to seek or procure any such insurance proceeds, whether pursuant to the terms of this Agreement or applicable Law). If an Indemnified Party actually receives an amount under insurance coverage at any time subsequent to any indemnification provided by an Indemnifying Party under this Article X, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any such payment made up to the amount received by the Indemnified Party under such insurance (net of the costs of recovery thereof and any applicable deductibles, limitations, co-payments, retro premium obligations and premium increases attributable thereto).

(d) In the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this Article X, such Indemnified Party will be entitled to recover a particular dollar of Losses associated with such matter only once under this Article X.

(e) For all purposes of this Article X, each representation or warranty of a Party contained in this Agreement or any certificate delivered by a Party pursuant to this Agreement shall be read without regard and without giving effect to any material adverse effect or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty, including for the purposes of determining the amount of Losses indemnifiable hereunder and whether a representation or warranty has been breached or is inaccurate.

(f) The representations, warranties and covenants of the Company, and the rights and remedies that may be exercised by Buyer Indemnified Parties hereunder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnified Parties or any of their Representatives.

(g) Notwithstanding anything to the contrary in this Agreement, nothing in this Article X shall limit the liability of any Party for Fraud or Willful Breach, in each case, committed by or on behalf of such Party in connection with the transactions contemplated by this Agreement.

10.3 Indemnification Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing (such notice, a “Claim Notice”) of any pending or threatened claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”) (an “Indemnification Claim”); provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure). Each Claim Notice will, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) state the aggregate dollar amount of Losses to which such Indemnified Party claims to be entitled to indemnification pursuant to this Article X that have been incurred, or a good faith estimate of the aggregate dollar amount of such Losses reasonably expected to be incurred, by such Indemnified Party pursuant to such Indemnification Claim (the “Claim Amount”).

(b) If the Indemnifying Party wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection to Indemnified Party, within thirty (30) days after receipt by the Indemnifying Party of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following receipt by the Indemnified Party of the Indemnifying Party’s written objection, if any, the Indemnified Party and the Indemnifying Party will promptly, and in any event within thirty (30) days, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such written objection. If the parties should so agree, a memorandum setting forth such agreement will be mutually prepared, and executed, by the Indemnified Party and the Indemnifying Party and, as promptly as practicable and in any event within five (5) Business Days following the execution of such memorandum, subject to Section 10.3(d), the Indemnifying Party will pay the agreed amount to the Indemnified Party. In the event that the Indemnified Party and the Indemnifying Party do not mutually prepare and execute such a memorandum or such memorandum does not address in full the written objections timely delivered, within thirty (30) days of receipt by the Indemnified Party, from the Indemnifying Party of the written objection, then the Indemnified Party may seek to resolve any dispute and to seek enforcement of the obligation with respect to the Indemnification Claim in any court available therefor in accordance with the terms of Section 11.3.

(c) If the Indemnified Party does not receive a response from the Indemnifying Party with respect to any Indemnification Claim set forth in a Claim Notice by the end of the thirty (30) day period referred to in Section 10.3(b), (i) the Indemnifying Party will be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable hereunder and (ii) with respect to the subject Indemnification Claim, as promptly as practicable and within five (5) Business Days following expiration of such period, subject to Section 10.3(d), the Indemnifying Party will pay the Claim Amount to the Indemnified Party. If not paid, the Indemnified Party may seek enforcement of the obligation of the Indemnifying Party with respect to the Indemnification Claim in any court available therefor in accordance with the terms of Section 11.3.

(d) Any amount payable by the Indemnifying Party to the Indemnified Party pursuant to Section 10.3(b) or Section 10.3(c) above will be paid by the Indemnifying Party by wire transfer of U.S. dollars in immediately available funds to such account or accounts as may be designated in writing by Indemnified Party.

(e) Subject to the remaining provisions of this Section 10.3(e), the Indemnified Party shall control the defense of any Third Party Claim and have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim. Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 10.3(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party, to participate in the defense of such Third Party Claim (at the expense of such Indemnifying Party), other than in the case of a Third Party Claim that relates to Taxes. The Indemnifying Party shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnified Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. In conducting the defense of any Third Party Claim, the Indemnified Party shall not consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

10.4 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, this Article X will be the sole and exclusive remedy of the Parties hereto from and after the Closing Date for any claims in respect of a breach of this Agreement, including claims of inaccuracy in or breach of any representation, warranty, covenant or agreement hereunder; provided, however, that the foregoing will not be deemed a waiver by any party of any right to seek specific performance or injunctive relief pursuant to Section 11.12, or limit any right or remedy arising by reason of any Fraud or Willful Breach, in each case, committed by or on behalf of any Party in connection with the transactions contemplated by this Agreement against the Party committing such Fraud or Willful Breach, as applicable.

10.5 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties will treat any indemnification payment made hereunder as an adjustment to the total consideration for income Tax purposes.

ARTICLE XI

GENERAL PROVISIONS

11.1 Interpretation; Absence of Presumption.

(a) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule is or is not material for purposes of this Agreement.

(b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” means U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) the Company and the Buyer have each participated in the negotiation and drafting of this Agreement, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (xiv) unless otherwise stated in this Agreement, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; (xv) the word “shall” shall have the same meaning as the word “will”; and (xvi) the word “any” means “any and all”.

11.2 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

11.3 Governing Law; Jurisdiction and Forum.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

(b) Each Party irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, or solely if such court declines jurisdiction, the United States District Court for the District of Delaware) in connection with any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 11.8.

(c) Each Party to this Agreement certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 11.3. No Party has in any way agreed with or represented to any other Party that the provisions of this Section 11.3 will not be fully enforced in all instances.

11.4 Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and the Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement.

11.5 No Third Party Beneficiaries. Except for contemplated third party beneficiaries as expressly provided otherwise in this Agreement, this Agreement, including the Exhibits and Schedules hereto, is not intended to confer on or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

11.6 Further Acknowledgments.

(a) The Buyer has conducted its own independent review and analysis of the Sellers, the Business, and the assets (including the Transferred Assets), the Liabilities (including the Assumed Liabilities), the results of operations and the financial condition of the Business, and acknowledges that the Buyer and its Representatives have been provided access to the appropriate personnel, properties, premises and records of the Sellers for such purpose and that the Buyer and its Representatives have been provided with the opportunity to ask questions of the officers and management employees of the Sellers and to obtain such additional information about the Business and the assets (including the Transferred Assets), Liabilities (including the Assumed Liabilities), results of operations and financial condition of the Business as the Buyer and its Representatives have requested.

(b) Each Party is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and the Parties and their respective Representatives have been provided with and have evaluated such documents and information together with appropriate expert advisors (both internal and external), as they have deemed necessary in connection with the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

(c) In furtherance of the foregoing, and not in limitation thereof, each Party acknowledges that none of the Buyer, the Company, the Sellers or any of their respective Affiliates or Representatives is making or has made, and no Party is relying on nor has relied on, any representation or warranty, express or implied, at Law or in equity, with respect to the Buyer, Sellers or the Business, as applicable, including with respect to the accuracy or completeness of any information, documents or materials made available to any Party, whether orally or in writing, including in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement and the Transaction Agreements, except for the representations and warranties that are expressly set forth in Article III, Article IV, the Transaction Agreements and the certificates delivered pursuant to this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 11.6 shall limit the liability of any Party for Fraud or Willful Breach, in each case, committed by or on behalf such Party in connection with the transactions contemplated by this Agreement against the Party committing such Fraud or Willful Breach, as applicable.

11.7 Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

11.8 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and: (i) upon delivery if delivered by hand, (ii) if by email, at the time of transmission and receipt is confirmed, (iii) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second (2nd) Business Day following the date of dispatch) or (iv) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, so long as all senders and receivers of any notices are in the United States. All notices and other communications hereunder shall be delivered to the addresses set forth below:

(a)	If to the Company:

Rambus Inc.

4453 North First Street, Suite 100

San Jose, CA 95134

Attention: Legal Department

Email:       notices@rambus.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati PC

One Market Plaza

San Francisco, CA 94105

USA

Attention: Robert T Ishii; Ethan P. Lutske

Email:       rishii@wsgr.com; elutske@wsgr.com

(b)	If to the Buyer:

Cadence Design Systems, Inc.

2655 Seely Avenue, Building 5

San Jose, California 95134

Attention: Office of the General Counsel

Brent Nesbitt

Email:       generalcounsel@cadence.com

brentn@cadence.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Mark Bekheit

Ian Nussbaum

Email:       mark.bekheit@lw.com

ian.nussbaum@lw.com

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Parties; provided further, that the Buyer may transfer or assign in whole or in part to one or more Buyer Designee its right to purchase all or a portion of the Transferred Assets, but no such transfer or assignment will relieve the Buyer of its obligations hereunder. Any purported assignment or delegation in violation of the foregoing shall be void.

11.10 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any failure of the Company or the Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the Company, in the event of any such failure by the Buyer, or by the Buyer, in the event of any such failure by the Company. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach or any other provision.

11.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled, unless this Agreement has been terminated in accordance with Article IX, to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, to cause the Buyer and the Company to consummate the transactions contemplated hereunder), in addition to any other remedy to which they are entitled in Law or in equity (subject to Section 10.3(e)). Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The Parties further agree that nothing set forth in this Section 11.12 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.12 prior to or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination in accordance therewith).

11.13 Bulk Sale Laws. The Parties hereby waive compliance in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales or bulk transfer or similar Law (“Bulk Sales Law”).

11.14 No Admission. Nothing herein shall be deemed an admission by the Company or any of its Affiliates, in any Action or investigation involving a third party, that the Company or such Affiliate or any such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

11.15 Further Assurances. Each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments, releases, acquittances and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the Ancillary Agreements, and give effect to the transactions contemplated hereby and thereby, including to transfer fully to, and vest in, the Buyer and the Buyer Designees and each of their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer or a Buyer Designee under this Agreement and the Ancillary Agreements and to assure fully to Sellers and each of their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Buyer or a Buyer Designee under this Agreement and the Ancillary Agreements.

11.16 Counterparts. This Agreement may be executed in multiple counterparts, and any of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by .pdf, .tif, .gif or similar attachment to email shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

RAMBUS INC.

By:	/s/ John Shinn
Name: John Shinn
Title: General Counsel

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ Anirudh Devgan
Name: Anirudh Devgan
Title: President and CEO

[Signature Page to Asset Purchase Agreement]